UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement.

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☒ Definitive Proxy Statement.

☐ Definitive Additional Materials.

☐ Soliciting Material Pursuant to §240.14a-12.

VeriSign, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

VeriSign, Inc.

12061 Bluemont Way

Reston, Virginia 20190

April 10, 2012

To Our Stockholders:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of VeriSign, Inc. (“Verisign”) to be held at our corporate offices located at 12061 Bluemont Way, Reston, Virginia 20190 on Thursday, May 24, 2012, at 10:00 a.m., Eastern Time (the “Meeting”).

The matters expected to be acted upon at the Meeting are described in detail in the following Notice of the 2012 Annual Meeting of Stockholders and Proxy Statement.

We have implemented a U.S. Securities and Exchange Commission rule that requires companies to furnish their proxy materials over the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our annual report to security holders, which includes our Annual Report on Form 10-K for the year ended December 31, 2011 (collectively, the “Annual Report”), and this proxy statement. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how each stockholder can receive a paper copy of our proxy soliciting materials, including this notice and proxy statement, our Annual Report and a form of proxy card or voting instruction card. We believe that this process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

It is important that you use this opportunity to take part in the affairs of Verisign by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE THE PROXY ELECTRONICALLY OR BY PHONE AS DESCRIBED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS AND UNDER “INTERNET AND TELEPHONE VOTING” IN THE PROXY STATEMENT, OR ALTERNATIVELY, IF RECEIVING PAPER COPIES OF PROXY MATERIALS, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning or completing the proxy does not deprive you of your right to attend the Meeting and to vote your shares in person.

We look forward to seeing you at our 2012 Annual Meeting of Stockholders.

Sincerely,

/s/ D. James Bidzos
D. James Bidzos
Chairman of the Board of Directors and Executive Chairman, President and Chief Executive Officer

VERISIGN, INC.

12061 Bluemont Way

Reston, Virginia 20190

Notice of the 2012 Annual Meeting of Stockholders

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders of VeriSign, Inc. will be held at our corporate offices located at 12061 Bluemont Way, Reston, Virginia 20190 on Thursday, May 24, 2012, at 10:00 a.m., Eastern Time. The 2012 Annual Meeting of Stockholders is being held for the following purposes:

1. To elect seven directors of VeriSign, Inc., each to serve until the next annual meeting, or until a successor has been elected and qualified or until the director’s earlier resignation or removal.

2. To approve, on a non-binding, advisory basis, VeriSign, Inc.’s executive compensation.

3. To ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012.

4. To transact such other business as may properly come before the 2012 Annual Meeting of Stockholders or any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

Only stockholders of record at the close of business on March 30, 2012, are entitled to notice of and to vote at the 2012 Annual Meeting of Stockholders or any adjournment thereof.

By Order of the Board of Directors,

/s/ Richard H. Goshorn
Richard H. Goshorn
Secretary

Reston, Virginia

April 10, 2012

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE THE PROXY ELECTRONICALLY OR BY PHONE AS DESCRIBED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS AND UNDER “INTERNET AND TELEPHONE VOTING” IN THE PROXY STATEMENT, OR ALTERNATIVELY, IF RECEIVING PAPER COPIES OF PROXY MATERIALS, COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

VERISIGN, INC.

12061 Bluemont Way

Reston, Virginia 20190

PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

April 10, 2012

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of VeriSign, Inc. (“Verisign” or the “Company”) for use at the 2012 Annual Meeting of Stockholders (the “Meeting”) to be held at our corporate offices located at 12061 Bluemont Way, Reston, Virginia 20190 on Thursday, May 24, 2012 at 10:00 a.m., Eastern Time. Only holders of record of our common stock at the close of business on March 30, 2012, which is the record date, will be entitled to vote at the Meeting. At the close of business on the record date, we had 158,352,243 shares of common stock outstanding and entitled to vote. This proxy statement and the accompanying form of proxy (collectively, the “Proxy Statement”) were first made available to stockholders on or about April 10, 2012. Our annual report to security holders, which includes our Annual Report on Form 10-K for the year ended December 31, 2011 (collectively, the “Annual Report”), is enclosed with this Proxy Statement for stockholders receiving a paper copy of proxy soliciting materials. The Annual Report and Proxy Statement can both be accessed on the Investor Relations section of our website at http://investor.verisign.com, or at http://www.proxyvoting.com/vrsn.

All proxies will be voted in accordance with the instructions contained therein. Unless contrary instructions are specified, if the accompanying proxy is executed and returned (and not revoked) prior to the Meeting, the shares of Verisign common stock represented by the proxy will be voted: (1) FOR the election of each of the seven director candidates nominated by the Board; (2) FOR the non-binding, advisory resolution to approve Verisign’s executive compensation; (3) FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 (“fiscal 2012”); and (4) in accordance with the best judgment of the named proxies on any other matters properly brought before the Meeting.

Adoption of Majority Vote Standard in Uncontested Director Elections

Verisign’s Fifth Amended and Restated Bylaws (the “Bylaws”) provide for a majority of votes cast standard in uncontested elections. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “withheld” for that director. In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard will continue to be a plurality of votes cast. In addition, if a nominee who already serves as a director is not re-elected, the director shall tender his or her resignation, subject to acceptance by the Board. The Corporate Governance and Nominating Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind it within ninety days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the Board’s decision. If the failure of a nominee to be elected at the annual meeting results in a vacancy on the Board, that vacancy can be filled by action of the Board.

Voting Rights

Holders of our common stock are entitled to one vote for each share held as of the record date.

Quorum, Effect of Abstentions and Broker Non-Votes, Vote Required to Approve the Proposals

A majority of the outstanding shares of common stock must be present or represented by proxy at the Meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Meeting. A broker non-vote occurs when a bank, broker or other stockholder of record holding shares for a beneficial owner submits a proxy for the meeting, but does not vote on a particular proposal because that record holder does not have discretionary voting power with respect to that “non-routine” proposal and has not received voting instructions from the beneficial owner. Each of the election of directors and the non-binding, advisory vote to approve executive compensation is a “non-routine” proposal and so shares for which record holders do not receive voting instructions will not be voted on such matters.

If a quorum is present, a nominee for election to a position on the Board in an uncontested election will be elected as a director if the votes cast “for” the election of the nominee exceed the votes cast as “withheld” for that nominee. The following will not be votes cast and will have no effect on the election of any director nominee: (i) a share whose ballot is marked as abstain; (ii) a share otherwise present at the meeting but for which there is an abstention; (iii) a share otherwise present at the meeting as to which a stockholder gives no authority or direction; and (iv) a share subject to a broker non-vote. Stockholders may not cumulate votes in the election of directors.

If a quorum is present, approvals of the proposals for:

•	the non-binding, advisory resolution to approve Verisign’s executive compensation;

•	the ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2012; and

•	all other matters that properly come before the Meeting

require the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote on the subject matter.

Under this voting standard, abstentions will have the effect of votes cast against the proposal, and broker non-votes will not affect the voting outcome.

The inspector of elections appointed for the Meeting will separately tabulate affirmative and withheld votes, abstentions and broker non-votes.

Adjournment of Meeting

In the event that a quorum shall fail to attend the Meeting, either in person or represented by proxy, the chairman may adjourn the Meeting, or alternatively, a stockholder or a person named as a proxy may propose the adjournment of the Meeting. Any such adjournment proposed by a stockholder or person named as a proxy would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at the Meeting.

Expenses of Soliciting Proxies

Verisign will pay the expenses of soliciting proxies to be voted at the Meeting. Verisign intends to retain Alliance Advisors, L.L.C. for various services related to the solicitation of proxies, which we anticipate will cost between $3,000 and $6,500, plus reimbursement of expenses. Following the original mailing of the Notice of Internet Availability of Proxy Materials and paper copies of proxies and other proxy soliciting materials, we and/or our agents may also solicit proxies by mail, telephone, electronic transmission, including email, or in person. Following the original mailing of the Notice of Internet Availability of Proxy Materials and paper copies of the proxies and other proxy soliciting materials, we will request that brokers, custodians, nominees and other record holders of our shares forward copies of the proxy and other proxy soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. In such cases, we will reimburse the record holders for their reasonable expenses if they ask us to do so.

Revocability of Proxies

A stockholder may revoke any proxy that is not irrevocable by attending the Meeting and voting in person or by delivering a proxy in accordance with applicable law bearing a later date to the Secretary of the Company.

Internet and Telephone Voting

If you hold shares of record as a registered stockholder, you can simplify your voting process and save the Company expense by voting your shares by telephone at 1-866-540-5760 or on the Internet at http://www.proxyvoting.com/vrsn twenty-four hours a day, seven days a week. Telephone and Internet voting are available through 11:59 p.m. Eastern Time the day prior to the Meeting. More information regarding Internet voting is given on the Notice of Internet Availability of Proxy Materials. If you hold shares through a bank or brokerage firm, the bank or brokerage firm will provide you with separate instructions on a form you will receive from them. Many such firms make telephone or Internet voting available, but the specific processes available will depend on those firms’ individual arrangements.

Householding

Verisign has adopted a procedure called “householding,” which has been approved by the Securities and Exchange Commission (the “SEC”). Under this procedure, Verisign is delivering only one copy of the Notice of Internet Availability of Proxy Materials or paper copies of the Annual Report and Proxy Statement, as the case may be, to multiple stockholders who share the same address and have the same last name, unless Verisign has received contrary instructions from an affected stockholder. This procedure reduces Verisign’s printing costs, mailing costs and fees. Stockholders who participate in householding will continue to receive separate voter control numbers or proxy cards, in accordance with their preferred method of delivery.

Verisign will deliver promptly upon written or oral request a separate copy of the Notice of Internet Availability of Proxy Materials or Annual Report and the Proxy Statement to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of any of these documents, you may write or call Verisign’s Investor Relations Department at VeriSign, Inc., 12061 Bluemont Way, Reston, Virginia 20190, Attention: Investor Relations, telephone 1-800-922-4917, or via email at ir@verisign.com. You may also access Verisign’s Annual Report and Proxy Statement on the Investor Relations section of Verisign’s website at http://investor.verisign.com.

If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the Notice of Internet Availability of Proxy Materials, Annual Report or Proxy Statement in the future, please contact Computershare Shareowner Services, either by calling toll free at 1-877-255-1918 or by writing to Computershare Shareowner Services, Householding Department, P.O. Box 358015, Pittsburgh, PA 15252-8015. You will be removed from the householding program within thirty days of receipt of the revocation of your consent.

Any stockholders of record who share the same address and currently receive multiple copies of Verisign’s Notice of Internet Availability of Proxy Materials, Annual Report or Proxy Statement who wish to receive only one copy of these materials per household in the future, please contact Verisign’s Investor Relations Department at the email address, physical address or telephone number listed above to participate in the householding program.

A number of brokerage firms have instituted householding. If your shares are held in “street name,” please contact your bank, broker or other holder of record to request information about householding.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Bylaws authorize eleven directors or such number of directors determined from time to time by a resolution of the Board; there are currently seven directors, as determined by a written resolution of the Board. The terms of the current directors, who are identified below, expire upon the election and qualification of the directors to be elected at the Meeting. The Board has nominated each of the seven current directors for re-election at the Meeting to serve until the 2013 Annual Meeting of Stockholders and until their respective successors have been elected and qualified. There are currently no vacancies on the Board. Proxies cannot be voted for more than seven persons, which is the number of nominees.

Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the re-election of the nominees, as listed below, each of whom has consented to serve as a director if elected. If, at the time of the Meeting, any of the nominees is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by the Board, unless the Board chooses to reduce its own size. The Board has no reason to believe any of the nominees will be unable or will decline to serve if elected.

Nominees/Directors

Set forth below is certain information relating to our directors, including details on each director/nominee’s specific experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a director of the Company.

Name	Age	Position
Nominees for election as directors for a term expiring in 2013:
D. James Bidzos	57	Chairman of the Board, Executive Chairman, President and Chief Executive Officer
William L. Chenevich(1)(2)	68	Lead Independent Director
Kathleen A. Cote(1)(2)	63	Director
Roger H. Moore	70	Director
John D. Roach(1)(3)	68	Director
Louis A. Simpson(2)(3)	75	Director
Timothy Tomlinson(2)(3)	62	Director

(1)	Member of the Audit Committee.
(2)	Member of the Corporate Governance and Nominating Committee.
(3)	Member of the Compensation Committee.

D. James Bidzos has served as Executive Chairman since August 2009 and President and Chief Executive Officer since August 2011. He served as Executive Chairman and Chief Executive Officer on an interim basis from June 2008 to August 2009 and served as President from June 2008 to January 2009. He served as Chairman of the Board since August 2007 and from April 1995 to December 2001. He served as Vice Chairman of the Board from December 2001 to August 2007. Mr. Bidzos served as a director of VeriSign Japan K.K. (“VeriSign Japan”) from March 2008 to August 2010 and served as Representative Director of VeriSign Japan from March 2008 to September 2008. Mr. Bidzos served as Vice Chairman of RSA Security Inc., an Internet identity and access management solution provider, from March 1999 to May 2002, and Executive Vice President from July 1996 to February 1999. Prior thereto, he served as President and Chief Executive Officer of RSA Data Security, Inc. from 1986 to February 1999.

Mr. Bidzos is a business executive with significant expertise in the technology that is central to the Company’s businesses. Mr. Bidzos is an Internet and security industry pioneer who understands the strategic technology trends in markets that are important to the Company. Mr. Bidzos was a founder of the Company and has been either Chairman or Vice Chairman of the Company’s Board of Directors since the Company’s founding in April 1995, providing him with valuable insight and institutional knowledge of the Company’s history and development. Mr. Bidzos has prior experience on our Compensation Committee and our Corporate Governance and Nominating Committee and as a member of several other public-company boards. Mr. Bidzos’s years of board-level experience contribute important knowledge and insight to the Board. Additionally, Mr. Bidzos’s executive-level experience includes many years as a Chief Executive Officer, providing him with a perspective that the Board values. Mr. Bidzos also has international business experience from his service as a director of VeriSign Japan.

William L. Chenevich has served as Lead Independent Director since February 2009 and as a director since the Company’s founding in April 1995. Mr. Chenevich served as Vice Chairman of Technology and Operations for U.S. Bancorp, a financial holding company, from February 2001 to July 2010. He served as Vice Chairman of Technology and Operations Services of Firstar Corporation, a financial services company, from 1999 until its merger with U.S. Bancorp in February 2001. Prior thereto, he was Group Executive Vice President of VISA International, a financial services company, from 1994 to 1999. Mr. Chenevich holds a B.B.A. degree in Business from the City College of New York and an M.B.A. degree in Management from the City University of New York.

Mr. Chenevich is a business executive with significant expertise in technology and operations developed over more than twenty years in the financial services industry. Mr. Chenevich’s expertise in technology and operations is directly relevant to the products and services of the Company’s businesses. Mr. Chenevich’s experience in the financial services industry is also relevant as that industry is an important target industry for the Company’s products and services. Mr. Chenevich’s service on several other boards of directors over his career, and his service on our Board since the Company’s founding, have provided him with significant board-level experience, as well as valuable insight and institutional knowledge of the Company’s history and development. Mr. Chenevich’s financial and accounting skills qualify him as an audit committee financial expert. His experience on our Audit Committee and the audit committee of another company are also valuable to the Company. In addition, Mr. Chenevich has significant executive-level experience as a management committee member at leading financial institutions for more than twenty years, including experience in mergers and acquisitions transactions. Mr. Chenevich also has significant international business experience from his time as Group Executive Vice President of VISA International.

Kathleen A. Cote has served as a director since February 2008. From May 2001 to June 2003, Ms. Cote served as Chief Executive Officer of Worldport Communications Company, a provider of Internet managed services. From September 1998 to May 2001, she served as Founder and President of Seagrass Partners, a consulting firm specializing in providing strategic planning, business, operational and management support for startup and mid-sized technology companies. Prior thereto, she served as President and Chief Executive Officer of Computervision Corporation, a supplier of desktop and enterprise, client server and web-based product development and data management software and services. During the past five years, Ms. Cote has held directorships at Asure Software Corporation, GT Advanced Technologies Inc., 3Com Corporation and Western Digital Corporation. Ms. Cote holds an Honorary Doctorate from the University of Massachusetts, an M.B.A. degree from Babson College, and a B.A. degree from the University of Massachusetts, Amherst.

Ms. Cote is a business executive with significant expertise overseeing global companies in technology and operations in the areas of systems integration, networks, hardware and software, including web-based applications and Internet services. Ms. Cote’s expertise in technology and operations is directly relevant to the Company’s businesses. Ms. Cote’s expertise as a business executive also includes sales and marketing, product development, strategic planning and international experience, which contributes important expertise to the Board in those areas of business administration. Ms. Cote’s financial and accounting skills qualify her as an audit committee financial expert. In addition to Ms. Cote’s tenure as a director of the Company, Ms. Cote has served on several other boards of directors, including service on the audit and corporate governance committees of those boards, providing her with valuable board-level experience. Ms. Cote’s executive-level experience includes experience as a Chief Executive Officer, providing her with a perspective that the Board values.

Roger H. Moore has served as a director since February 2002. From December 2007 to May 2009, he served as a consultant assisting Verisign in the divestiture of its Communications Services business. From June 2007 through November 2007, Mr. Moore served as interim Chief Executive Officer of Arbinet Corporation, a provider of online trading services. He was President and Chief Executive Officer of Illuminet Holdings, Inc. from December 1995 until December 2001 when Verisign acquired Illuminet Holdings. Prior to Illuminet Holdings, Mr. Moore spent ten years with Nortel Networks in a variety of senior management positions including President of Nortel Japan. During the past five years, Mr. Moore has held directorships at Western Digital Corporation, Consolidated Communications Illinois Holdings, Inc. and Arbinet Corporation. Mr. Moore holds a B.S. degree in General Science from Virginia Polytechnic Institute and State University.

Mr. Moore is a business executive with significant expertise in general management, sales, technology and strategic planning in the telecommunications industry. Mr. Moore’s expertise contributes operational knowledge of important inputs to the Company’s businesses and provides valuable experience in areas of business administration. Mr. Moore also has significant experience, both as a senior executive and as a board member, in joint venture and mergers and acquisition transactions, which is experience that is valuable to the Board. Mr. Moore also serves on several other boards of directors, including service on the audit, compensation and corporate governance committees of certain of those boards, providing him with valuable board-level experience. In addition to the several years of business management experience mentioned above, Mr. Moore has international business experience from his time as President of Nortel Japan and as President of AT&T Canada.

John D. Roach has served as a director since July 2007. Mr. Roach has served as Chairman of the Board of Directors and Chief Executive Officer of Stonegate International, a private investment and advisory services company, since September 2001. From November 2002 to January 2006, he served as Executive Chairman of Unidare U.S., a subsidiary of Unidare plc, a public Irish financial holding company and supplier of products to the welding, safety and industrial markets. From 1998 to 2001, he served as Founder and Chairman, President and Chief Executive Officer of Builders FirstSource, Inc., a distributor of building products. Prior to that, he was Chairman, President and Chief Executive Officer of Fibreboard Corporation, a building products company, from July 1991 to July 1997 when it was acquired by Owens Corning. Mr. Roach also held various executive level roles at Johns Manville Corp. from 1987 to 1991, including serving as its Chief Financial Officer and President of two of its affiliated entities. During the past five years, Mr. Roach has held directorships at Kaiser Aluminum Corporation, Material Sciences Corporation, PMI Group, Inc. and URS Corporation. Mr. Roach holds a B.S. degree in Industrial Management from M.I.T. and an M.B.A. degree from Stanford University.

Mr. Roach is a business executive with significant expertise in private investment and seventeen years of strategy consulting experience, including serving in senior officer roles at The Boston Consulting Group, Booz Allen Hamilton Inc. and Braxton International. Mr. Roach’s expertise contributes business operational knowledge and strategic planning skills, along with knowledge important to mergers and acquisitions activity. Mr. Roach’s financial and accounting skills qualify him as an audit committee financial expert. Throughout his career, Mr. Roach has served on ten other boards of directors, providing him with valuable board-level experience. His experience on our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, and the audit committees, compensation committees and corporate governance and nominating committees of several other companies, is also valuable to the Company. Mr. Roach has years of executive experience as a Chief Executive Officer at several other companies, two of which were publicly-traded, and as a Chief Financial Officer. Mr. Roach has international experience as the former Managing Director of the Worldwide Strategy Practice for Booz Allen Hamilton and was responsible for managing all of Johns Manville Corp.’s European business activities.

Louis A. Simpson has served as a director since May 2005. Mr. Simpson is Chairman of SQ Advisors, LLC, an investment firm. From May 1993 to December 2010, he served as President and Chief Executive Officer,

Capital Operations, of GEICO Corporation, a passenger auto insurer. Mr. Simpson previously served as Vice Chairman of the Board of GEICO from 1985 to 1993. During the past five years, Mr. Simpson has held directorships at Science Applications International Corporation and Chesapeake Energy Corporation. Mr. Simpson holds a B.A. degree from Ohio Wesleyan University and an M.A. degree in Economics from Princeton University.

Mr. Simpson is a business executive with significant expertise in insurance, finance and private investment. Mr. Simpson’s expertise contributes all around business acumen, skills in strategic planning and finance, along with knowledge important to mergers and acquisitions activity. Throughout his career, Mr. Simpson has served on the board of directors of more than fifteen publicly traded companies, providing him with extensive and valuable board-level experience. Mr. Simpson’s board-level experience also includes previous audit committee, finance committee, nominating and corporate governance committee and compensation committee experience on certain of those public-company boards. Mr. Simpson is a recognized expert in corporate governance matters, having lectured and presented numerous times on corporate governance topics at seminars and continuing education courses. As indicated above, Mr. Simpson’s career includes executive-level experience as a Chief Executive Officer, providing him with a perspective that the Board values.

Timothy Tomlinson is a practicing corporate lawyer employed as General Counsel of Portola Minerals Company, a producer and seller of limestone products. Mr. Tomlinson was employed as Of Counsel by the law firm Greenberg Traurig, LLP from May 2007 through May 2011. Mr. Tomlinson was the founder and a named partner of Tomlinson Zisko LLP and practiced with this Silicon Valley law firm from 1983 until its acquisition by Greenberg Traurig, LLP in May 2007. He served as managing partner of his firm for multiple terms. Mr. Tomlinson is a long-tenured member of the Board, having served from the Company’s founding in 1995 until 2002, and again since his reappointment in November 2007. Mr. Tomlinson holds a B.A. degree in Economics, an M.A. degree in History, an M.B.A. and a J.D. degree from Stanford University.

Mr. Tomlinson has significant expertise in corporate matters including finance and mergers and acquisitions and has represented clients in the technology industry for more than thirty years. Mr. Tomlinson’s long-term service on our Board has provided him with valuable insight and institutional knowledge of the Company’s history and development. He has extensive experience in corporate governance, both as a lawyer advising clients, and through serving on our Audit, Compensation and Corporate Governance and Nominating Committees, as well as the audit, compensation, and governance committees of other public companies.

Compensation of Directors

This section provides information regarding the compensation policies for non-employee directors and amounts earned and securities awarded to these directors in fiscal 2011. Employee directors are not compensated for their services as a director. D. James Bidzos, a director, is the Company’s Executive Chairman, President and Chief Executive Officer. As an employee of the Company, Mr. Bidzos does not participate in the compensation program for non-employee directors, and he is compensated as an executive officer of the Company. Mark McLaughlin, the Company’s former President and Chief Executive Officer, also served as a director until his resignation from the Board effective July 27, 2011. Mr. McLaughlin did not participate in the compensation program for non-employee directors and was compensated as an executive officer of the Company. Messrs. Bidzos’ and McLaughlin’s compensation are described in “Executive Compensation” elsewhere in this Proxy Statement.

Non-Employee Director Retainer Fees and Equity Compensation Information

On July 26, 2011, the Compensation Committee met to consider the cash and equity-based compensation to be paid to non-employee directors. The Compensation Committee reviewed competitive market data prepared by Frederic W. Cook & Co. (“FW Cook”), its independent compensation consultant, for the same comparator group used to benchmark executive compensation and certain available information for other boards and reviewed the board compensation practices of these companies. For information about the comparator group, see “Executive Compensation—Compensation Discussion and Analysis.” Following this review and consideration of the recommendations made by FW Cook, the Compensation Committee determined that it was in the best interests of Verisign and its stockholders that the annual $200,000 equity award grant to each director be made solely in the form of restricted stock units (“RSUs”). New directors are granted an equity award equal to the pro rata amount of such annual equity award, the amount of which is determined based on the date of such new director’s appointment or election to the Board.

During fiscal 2011, annual cash retainer fees were as follows:

Annual retainer for non-employee directors	$40,000
Additional annual retainer for Non-Executive Chairman of the Board(1)	$100,000
Additional annual retainer for Lead Independent Director	$25,000
Additional annual retainer for Audit Committee members	$25,000
Additional annual retainer for Compensation Committee members	$20,000
Additional annual retainer for Corporate Governance and Nominating Committee members	$10,000
Additional annual retainer for Audit Committee Chairperson	$15,000
Additional annual retainer for Compensation Committee Chairperson	$10,000
Additional annual retainer for Corporate Governance and Nominating Committee Chairperson	$5,000

(1)	The position of “Non-Executive Chairman of the Board” was not held during 2011, and as such no annual retainer fees were paid during this period.

Non-employee directors are reimbursed for their expenses in attending meetings.

Non-Employee Director Compensation Table for Fiscal 2011

The following table sets forth a summary of compensation information for our non-employee directors for fiscal 2011. As executive officers of the Company during fiscal 2011, Messrs. Bidzos and McLaughlin received no additional compensation for services provided as a director. Information regarding Messrs. Bidzos’ and McLaughlin’s compensation may be found under “Executive Compensation.”

DIRECTOR COMPENSATION FOR FISCAL 2011

Non-Employee Director Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
William L. Chenevich(4)	115,000	250,460	28.30	365,488.30
Kathleen A. Cote(5)	80,000	270,634	28.30	350,662.30
Roger H. Moore(6)	40,000	607,087	28.30	647,115.30
John D. Roach(7)	85,000	310,426	28.30	395,454.30
Louis A. Simpson(8)	80,000	694,671	28.30	774,699.30
Timothy Tomlinson(9)	70,000	310,426	28.30	380,454.30

(1)	Amounts shown represent retainer fees earned by each director.
(2)

Stock Awards consist solely of RSUs. Amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the applicable awards granted in fiscal 2011. The grant date fair value of each Stock Award granted to each non-employee director on July 26, 2011 was $199,977.60 (5,920 RSUs at $33.78 per share closing price on the grant date). In addition to the Stock Awards granted on July 26, 2011, awards of RSUs were granted on January 21, 2011 at $32.21 per share closing price and May 18, 2011 at $37.29 per share closing price, in connection with outstanding vested and unvested options as a result of the special dividends declared by the Board on December 9, 2010 and April 27, 2011, respectively, to non-employee directors as follows: Mr. Chenevich, $50,483 (809 RSUs granted on January 21, 2011 and 655 RSUs granted on May 18, 2011); Ms. Cote, $70,657 (1,132 RSUs granted on January 21, 2011 and 917 RSUs granted on May 18, 2011); Mr. Moore, $407,109 (6,523 RSUs granted on January 21, 2011 and 5,283 RSUs granted on May 18, 2011); Mr. Roach, $110,448 (1,770 RSUs granted on January 21, 2011 and

1,433 RSUs granted on May 18, 2011); Mr. Simpson, $494,693 (7,927 RSUs granted on January 21, 2011and 6,419 RSUs granted on May 18, 2011); and Mr. Tomlinson, $110,448 (1,770 RSUs granted on January 21, 2011and 1,433 RSUs granted on May 18, 2011).

(3)	Amounts shown represent cash-in-lieu payments for fractional shares held by the director.
(4)	As of December 31, 2011, Mr. Chenevich held 4,440 outstanding RSUs and outstanding options to purchase 8,884 shares of the Company’s common stock.
(5)	As of December 31, 2011, Ms. Cote held 4,440 outstanding RSUs and outstanding options to purchase 12,430 shares of the Company’s common stock.
(6)	As of December 31, 2011, Mr. Moore held 4,440 outstanding RSUs and outstanding options to purchase 46,632 shares of the Company’s common stock.
(7)	As of December 31, 2011, Mr. Roach held 4,440 outstanding RSUs and outstanding options to purchase 19,432 shares of the Company’s common stock.
(8)	As of December 31, 2011, Mr. Simpson held 4,440 outstanding RSUs and outstanding options to purchase 87,032 shares of the Company’s common stock.
(9)	As of December 31, 2011, Mr. Tomlinson held 4,440 outstanding RSUs and outstanding options to purchase 19,432 shares of the Company’s common stock.

Stock options are granted at an exercise price not less than 100% of the fair market value of Verisign’s common stock on the date of grant and have a term of not greater than seven years from the date of grant. Directors are permitted to exercise vested stock options for up to three years following the termination of their Board service. RSUs granted to non-employee directors (including those granted during fiscal 2011) vest in quarterly installments over one year from the date of grant. The Compensation Committee may authorize grants with different vesting schedules in the future. The vesting of equity awards for all non-employee directors accelerates as to 100% of any unvested equity awards upon certain changes-in-control as set forth in the Amended and Restated VeriSign, Inc. 2006 Equity Incentive Plan (the “2006 Plan”) and the 1998 Directors Stock Option Plan, as applicable.

The Board Recommends a Vote “FOR” the Election of Each of the Nominated Directors.

CORPORATE GOVERNANCE

Independence of Directors

As required under The NASDAQ Stock Market’s listing standards, a majority of the members of our Board must qualify as “independent,” as determined by the Board. The Board consults with our legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of The NASDAQ Stock Market.

Consistent with these considerations, after review of all relevant transactions and relationships between each director, or any of his or her family members, and Verisign, our executive officers or our independent registered public accounting firm, the Board affirmatively determined on February 22, 2012 that the majority of our Board is comprised of independent directors. Our independent directors are: Mr. Chenevich, Ms. Cote, Mr. Roach, Mr. Simpson, and Mr. Tomlinson. Each director who serves on the Audit Committee, the Compensation Committee or the Corporate Governance and Nominating Committee is an independent director. Mr. Bidzos serves as Executive Chairman, President and Chief Executive Officer. During 2009, Mr. Moore served as a consultant assisting Verisign in the divestiture of its Communications Services business.

Board Leadership Structure

The Board regularly considers the appropriate leadership structure for the Company and has concluded that the Company and its shareholders are best served by not having a formal policy on whether the same individual should serve as both Chief Executive Officer and Chairman of the Board. This flexibility allows the Board to utilize its considerable experience and knowledge to elect the most appropriate director as Chairman, while maintaining the ability to separate the Chairman of the Board and Chief Executive Officer roles when necessary. This determination is made according to what the Board believes is best to provide appropriate leadership for the Company at such time. Currently, the Company’s seven-member Board is led by Chairman D. James Bidzos. Mr. Bidzos is also an officer of the Company, serving as its Executive Chairman, President and Chief Executive Officer. The Board has appointed a Lead Independent Director, who is currently William L. Chenevich. The Lead Independent Director presides at all meetings of the Board at which the Chairman of the Board is not present. Five of the seven directors are independent.

The Board has determined that its current leadership represents an appropriate structure for the Company. In particular, this structure capitalizes on the expertise and experience of Messrs. Bidzos and Chenevich due to their long-tenured service to the Board. The structure permits Mr. Bidzos to engage in the operations of the Company in a more in-depth way as Executive Chairman, President and Chief Executive Officer. Lastly, the structure ensures Board independence from management by permitting the Lead Independent Director to call and chair meetings of the independent directors separate and apart from the Chairman of the Board.

Mr. Bidzos was a founder of the Company and its initial Chief Executive Officer, and he has been either Chairman or Vice Chairman of the Company’s Board of Directors since the Company’s founding in 1995. Mr. Bidzos’s current tenure as Chairman of the Board dates to August 2007. Mr. Bidzos was appointed Executive Chairman, President and Chief Executive Officer on an interim basis of Verisign on June 30, 2008. On January 14, 2009, Mr. Bidzos resigned as President on an interim basis, and on August 17, 2009, Mr. Bidzos resigned as Executive Chairman and Chief Executive Officer on an interim basis and was appointed Executive Chairman of Verisign. On August 1, 2011, Mr. Bidzos was appointed President and Chief Executive Officer, following the resignation of Mark McLaughlin. Mr. Chenevich has also been a member of the Board since the Company’s founding in 1995 and has been the Lead Independent Director since February 2009.

Board Role in Risk Oversight

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate member of senior management responsible for mitigating these risks within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives a report on risks under its purview, the Chairperson of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Board and Committee Meetings

The Board met five times and its committees collectively met fifteen times during 2011. During his or her tenure on the Board, in fiscal 2011, no director attended fewer than 75% of the aggregate of (i) the total number of meetings held by the Board and (ii) the total number of meetings held by all committees on which he or she served. As the Lead Independent Director, Mr.  Chenevich may schedule and conduct separate meetings of the independent directors and perform other similar duties.

Board Members’ Attendance at the Annual Meeting

Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, we encourage directors to attend. Two members of the Board attended our 2011 Annual Meeting of Stockholders.

Corporate Governance and Nominating Committee

The Board has established a Corporate Governance and Nominating Committee to recruit, evaluate, and nominate candidates for appointment or election to serve as members of the Board, recommend nominees for committees of the Board, recommend corporate governance principles and periodically review and assess the adequacy of these principles, and review annually the performance of the Board. The Corporate Governance and Nominating Committee is currently composed of Ms. Cote (Chairperson) and Messrs. Chenevich, Simpson and Tomlinson, each of whom has been determined by the Board to be an “independent director” under the rules of The NASDAQ Stock Market. The Corporate Governance and Nominating Committee operates pursuant to a written charter. The Corporate Governance and Nominating Committee’s charter is located on our website at https://investor.verisign.com/documents.cfm. The Corporate Governance and Nominating Committee met four times during fiscal 2011.

In nominating candidates for election to the Board, the Corporate Governance and Nominating Committee considers the performance and qualifications of each potential nominee or candidate, not only for his or her individual strengths but also for his or her potential contribution to the Board as a group. While it has no express policy, in carrying out this responsibility the Corporate Governance and Nominating Committee also considers additional factors, such as diversity of business administration specialty, expertise within industries and markets tangential or complementary to the Company’s industry, and business contacts among the various market segments relevant to the Company’s sales, human resource and development strategies. Additionally, pursuant to its charter, the Corporate Governance and Nominating Committee evaluates and reviews with the Board the criteria for selecting new directors, including skills and characteristics, in the context of the current composition of the Board and its committees.

The Corporate Governance and Nominating Committee considers candidates for director nominees proposed by directors and stockholders. The Corporate Governance and Nominating Committee may also from time to time retain one or more third-party search firms to identify suitable candidates. The Corporate Governance and Nominating Committee has an agreement in place with an executive search firm to conduct searches for new independent directors for the Board from time to time, at the Corporate Governance and Nominating Committee’s request.

The Corporate Governance and Nominating Committee will consider all candidates identified by the directors, chief executive officer, stockholders, or third-party search firms through the processes described above, and will evaluate each of them, including incumbents and candidates nominated by stockholders, based on the same criteria.

If you would like the Corporate Governance and Nominating Committee to consider a prospective candidate, in accordance with our Bylaws, please submit the candidate’s name and qualifications to: Richard H. Goshorn, Secretary, VeriSign, Inc., 12061 Bluemont Way, Reston, Virginia 20190.

Audit Committee

The Board has established an Audit Committee that oversees the accounting and financial reporting processes at the Company, internal control over financial reporting, audits of the Company’s financial statements, the qualifications of the Company’s independent auditor, and the performance of the Company’s internal audit department and the independent auditor. The independent auditor reports directly to the Audit Committee, and the Audit Committee is responsible for the appointment (subject to stockholder ratification), compensation and retention of the independent auditor. The Audit Committee also oversees the Company’s processes to manage business and financial risk, and compliance with significant applicable legal and regulatory requirements, and oversees the Company’s ethics and compliance programs. The Audit Committee is currently composed of Messrs. Chenevich (Chairperson) and Roach and Ms. Cote. Each member of the Audit Committee meets the independence criteria of The NASDAQ Stock Market and the SEC. Each Audit Committee member meets The NASDAQ Stock Market’s financial knowledge requirements, and the Board has determined that the Audit Committee has at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities as required by Rule 5605(c)(2) of The NASDAQ Stock Market. The Audit Committee operates pursuant to a written charter, which complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and The NASDAQ Stock Market. The Audit Committee’s charter is located on our website at https://investor.verisign.com/documents.cfm. The Audit Committee met five times during fiscal 2011.

Audit Committee Financial Expert

Our Board has determined that William L. Chenevich, Kathleen A. Cote and John D. Roach are “audit committee financial experts” as such term is defined in Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Messrs. Chenevich and Roach and Ms. Cote meet the independence requirements for audit committee members as defined in the applicable listing standards of The NASDAQ Stock Market.

Report of the Audit Committee

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission (“SEC”) or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) except to the extent that Verisign specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

The Audit Committee is composed of three directors who meet the independence and experience requirements of The NASDAQ Stock Market Rules. The Audit Committee operates under a written charter adopted by the board of directors (the “Board”) of VeriSign, Inc. (“Verisign”). The members of the Audit Committee are Messrs. Chenevich (Chairperson) and Roach, and Ms. Cote. The Audit Committee met five times during fiscal 2011.

Management is responsible for the preparation, presentation and integrity of Verisign’s financial statements, accounting and financial reporting principles and internal controls and processes designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting standards and applicable laws and regulations (the “Internal Controls”). The independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent audit of Verisign’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon.

The Audit Committee is responsible for oversight of Verisign’s financial, accounting and reporting processes and its compliance with legal and regulatory requirements. The Audit Committee is also responsible for the appointment, compensation and oversight of Verisign’s independent registered public accounting firm, including (i) evaluating the independent registered public accounting firm’s qualifications and performance, (ii) reviewing and confirming the independent registered public accounting firm’s independence, (iii) reviewing and approving the planned scope of the annual audit, (iv) overseeing the audit work of the independent registered public accounting firm, (v) reviewing and pre-approving any non-audit services that may be performed by the independent registered public accounting firm, (vi) reviewing with management and the independent registered public accounting firm the adequacy of Verisign’s Internal Controls, and (vii) reviewing Verisign’s critical accounting policies, the application of accounting principles and conduct of the audit, including the oversight of the resolution of any issues identified by the independent registered public accounting firm.

We have adopted a policy regarding rotation of the audit partners (as defined under SEC rules) responsible for the audit of Verisign’s financial statements. The registered public accounting firm shall not provide audit services to Verisign if the lead or coordinating audit partner (having primary responsibility for the audit) or the audit partner responsible for reviewing the audit has performed audit services for Verisign in each of the five previous fiscal years.

During fiscal 2011, the Audit Committee met privately with KPMG to discuss the results of the audit, evaluations by the independent registered public accounting firm of Verisign’s Internal Controls and quality of Verisign’s financial reporting.

The Audit Committee has reviewed and discussed the audited consolidated financial statements contained in Verisign’s Annual Report on Form 10-K for the year ended December 31, 2011 with management. This review included a discussion of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that Verisign’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and the Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG.

The Audit Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the firm’s independence with the firm.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Verisign’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

This report is submitted by the Audit Committee

William L. Chenevich (Chairperson)

Kathleen A. Cote

John D. Roach

Compensation Committee

The Board has established a Compensation Committee to discharge the Board’s responsibilities with respect to all forms of compensation of the Company’s directors and executive officers, to administer the Company’s equity incentive plans, and to produce an annual report on executive compensation for use in the Company’s proxy statement. The Compensation Committee is also responsible for approving and evaluating executive officer compensation arrangements, plans, policies and programs of the Company. The Compensation Committee operates pursuant to a written charter. The Compensation Committee’s charter is located on our website at https://investor.verisign.com/documents.cfm. The Compensation Committee is currently composed of Messrs. Simpson (Chairperson), Roach and Tomlinson, each of whom is an “independent director” under the rules of The NASDAQ Stock Market, a “non-employee director” pursuant to Rule 16b-3 promulgated under Section 16 of the Exchange Act and an “outside director” pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee met six times during fiscal 2011. For further information regarding the role of compensation consultants and management in setting executive compensation, see “Executive Compensation—Compensation Discussion and Analysis.”

Communicating with the Board

Any stockholder who desires to contact the Board may do so electronically by sending an e-mail to the following address: bod@verisign.com. Alternatively, a stockholder may contact the Board by writing to: Board of Directors, VeriSign, Inc., 12061 Bluemont Way, Reston, Virginia 20190, Attention: Secretary. Communications received electronically or in writing are distributed to the Chairman of the Board or other members of the Board, as appropriate, depending on the facts and circumstances outlined in the communication received.

Legal Proceedings

On March 5, 2012, a complaint entitled Warhanek v. Bidzos, et al. was filed in the United States District Court for the District of Delaware. The complaint asserts derivative claims on behalf of Verisign against current directors D. James Bidzos, William L. Chenevich, Roger H. Moore, Kathleen A. Cote, John D. Roach, Louis A. Simpson, Timothy Tomlinson and a former director, President and Chief Executive Officer Mark D. McLaughlin (the “Director Defendants”). The complaint also asserts one derivative claim against officers and certain former officers Richard H. Goshorn, Christine C. Brennan, and Kevin A. Werner (the “Executive Defendants,” and together with the Director Defendants and nominal defendant Verisign, the “Defendants”).

The complaint alleges that the Director Defendants fraudulently obtained shareholder approval of certain incentive-based compensation plans by misrepresenting the tax deductibility of certain compensation paid to Verisign’s executive officers, including the Executive Defendants. Verisign adopted and obtained shareholder approval of several incentive-based compensation plans, including a 2010 Annual Incentive Compensation Plan (“AICP”), and an Amended and Restated VeriSign, Inc. 2006 Equity Incentive Plan (“2006 Plan”) and these plans were submitted to shareholders for approval in the 2010 and 2011 Proxy Statements (the “Proxy Statements”), respectively. The complaint alleges that the Proxy Statements falsely disclosed, or failed to adequately disclose, the material terms under which performance-based compensation would be paid under the AICP and the 2006 Plan. The complaint further alleges that the Proxy Statements falsely represented that certain compensation paid to certain employees in excess of $1 million would be tax deductible.

The complaint asserts derivative claims against the Director Defendants for (1) violations of Section 14(a) of the Exchange Act for making false statements in and omitting material facts from the Proxy Statements; (2) breach of fiduciary duty; and (3) waste of corporate assets. The complaint asserts an additional derivative claim against the Director Defendants and Executive Defendants for unjust enrichment based on compensation payments they received under the AICP or the 2006 Plan, as disclosed in the Proxy Statements. No demand was made on the Board to institute this action, and the complaint alleges that any such demand would be futile because each director is either interested or lacks independence with respect to the challenges to the AICP and

2006 Plan. The relief sought by the complaint includes, among other things, an order nullifying the shareholder approval of the AICP and the 2006 Plan, an injunction requiring correction of the alleged misrepresentations in the Company’s Proxy Statements, and an order requiring equitable accounting, with disgorgement, in favor of the Company for the purported losses it has and will sustain.

The Defendants intend to defend this action vigorously.

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer and other senior accounting officers. This code of ethics, titled “Code of Ethics for the Chief Executive Officer and Senior Financial Officers,” is posted on our website along with the “Verisign Code of Conduct” that applies to all officers and employees, including the aforementioned officers. The Internet address for our website is www.verisigninc.com, and the “Code of Ethics for the Chief Executive Officer and Senior Financial Officers” may be found from our main Web page by clicking first on “company info,” next on “investor information,” next on “Corporate Governance,” next on “Ethics and Business Conduct,” and finally on “Code of Ethics for the Chief Executive Officer and Senior Financial Officers.” The “Verisign Code of Conduct” applicable to all officers and employees can similarly be found on the Web page for “Ethics and Business Conduct” under the link entitled “Verisign Code of Conduct—2012.”

We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the “Code of Ethics for the Chief Executive Officer and Senior Financial Officers” or, to the extent also applicable to the principal executive officer, principal financial officer, or other senior accounting officers, the “Verisign Code of Conduct” by posting such information on our website, on the Web page found by clicking through to “Ethics and Business Conduct” as specified above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 29, 2012, except as otherwise indicated, by:

•	each current stockholder who is known to own beneficially more than 5% of our common stock;

•	each current director;

•	each of the Named Executive Officers (see “Executive Compensation—Summary Compensation Table” elsewhere in this Proxy Statement); and

•	all current directors and executive officers as a group.

The percentage ownership is based on 159,521,225 shares of common stock outstanding at February 29, 2012. Shares of common stock that are (i) covered by RSUs vesting or (ii) subject to options currently exercisable or exercisable, each within 60 days of February 29, 2012, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes following the table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

BENEFICIAL OWNERSHIP TABLE

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number(1)	Percent(1)
Greater Than 5% Stockholders

Macquarie Group Limited(2) No. 1 Martin Place Sydney, New South Wales Australia	16,697,957	10.47%

FMR LLC(3) 82 Devonshire Street Boston, Massachusetts 02109	15,448,470	9.68%

ValueAct Capital(4) 435 Pacific Avenue, 4th Floor San Francisco, California 94133	8,551,600	5.36%

Wellington Management Company, LLP(5) 280 Congress Street Boston, Massachusetts 02210	9,356,793	5.87%

Winslow Capital Management, Inc.(6) 4720 IDS Tower 80 South Eighth Street Minneapolis, Minnesota 55402	9,022,378	5.66%

BlackRock, Inc.(7) 40 East 52nd Street New York, New York 10022	8,742,590	5.48%

The Vanguard Group, Inc.(8) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	8,509,382	5.33%

Directors and Named Executive Officers
D. James Bidzos	321,873	*
William L. Chenevich	21,987	*
Kathleen A. Cote(9)	26,051	*
Roger H. Moore(10)	74,039	*
John D. Roach(11)	29,037	*
Louis A. Simpson(12)	186,614	*
Timothy Tomlinson(13)	18,246	*
John D. Calys	2,107	*
Richard H. Goshorn(14)	65,219	*
Patrick S. Kane(15)	54,923	*
Mark D. McLaughlin	0	*
Brian G. Robins	27,510	*
Christine C. Brennan	6,119	*
Kevin A. Werner	6,457	*
All current directors and executive officers as a group (10 persons)(16)	800,096	*

*	Less than 1% of Verisign’s outstanding common stock.
(1)	The percentages are calculated using 159,521,225 outstanding shares of the Company’s common stock on February 29, 2012 as adjusted pursuant to Rule 13d-3(d)(1)(i). Pursuant to Rule 13d-3(d)(1) of the Exchange Act, beneficial ownership information for each person also includes shares subject to options exercisable, or RSUs vesting, within 60 days of February 29, 2012, as applicable.
(2)	Based on Schedule 13G/A filed on February 10, 2012 with the SEC by Macquarie Group Limited with respect to beneficial ownership of 16,697,957 shares due to Macquarie Group Limited’s ownership of Macquarie Bank Limited, Macquarie Investment Management Limited, Delaware Management Holdings Inc and Delaware Management Business Trust. Macquarie Group Limited has sole voting power over 16,697,957 of these shares and sole dispositive power over of 16,697,957 of these shares.
(3)	Based on Schedule 13G filed on February 14, 2012 with the SEC by FMR LLC with respect to beneficial ownership of 15,448,470 shares. FMR LLC has sole voting power over 128,498 of these shares and sole dispositive power over 15,448,470 of these shares.
(4)	Based on Schedule 13D/A filed on March 2, 2012 with the SEC by ValueAct Capital Master Fund, L.P. with respect to beneficial ownership of 8,551,600 shares. ValueAct Capital Master Fund, L.P. has shared voting power over 8,551,600 of these shares and shared dispositive power over 8,551,600 of these shares. Subsequent to February 29, 2012, the percentage of shares beneficially owned by ValueAct Capital Master Fund, L.P. decreased to 4.5% according to a Schedule 13D/A filed with the SEC on March 23, 2012.

(5)	Based on Schedule 13G/A filed on February 14, 2012 with the SEC by Wellington Management Company, LLP, with respect to beneficial ownership of 9,356,793 shares. Wellington Management has shared voting power over 7,145,070 of these shares and shared dispositive power over 9,297,613 of these shares. The securities are owned of record by clients of Wellington Management.
(6)	Based on Schedule 13G filed on February 8, 2012 with the SEC by Winslow Capital Management, Inc. with respect to beneficial ownership of 9,022,378 shares. Winslow Capital Management, Inc. reported that it has sole voting power over 7,860,486 of these shares and sole dispositive power over 9,022,378 of these shares.
(7)	Based on Schedule 13G filed on February 9, 2012 with the SEC by BlackRock, Inc., with respect to beneficial ownership of 8,742,590 shares. BlackRock, Inc. has sole voting power over 8,742,590 of these shares and sole dispositive power over 8,742,590 of these shares.
(8)	Based on Schedule 13G filed on February 10, 2012 with the SEC by The Vanguard Group, Inc. with respect to beneficial ownership of 8,509,382 shares. Vanguard has sole voting power over 223,031 of these shares and sole dispositive power over 8,286,351 of these shares.
(9)	Includes 12,430 shares subject to options held directly by Ms. Cote.
(10)	Includes 46,632 shares subject to options held directly by Mr. Moore.
(11)	Includes 19,432 shares subject to options held directly by Mr. Roach.
(12)	Includes 87,032 shares subject to options held directly by Mr. Simpson.
(13)	Includes 6,334 shares held indirectly by the Tomlinson Family Trust, under which Mr. Tomlinson and his spouse are co-trustees. Includes 10,432 shares subject to options held directly by Mr. Tomlinson.
(14)	Includes 31,703 shares subject to options held directly by Mr. Goshorn.
(15)	Includes 37,296 shares subject to options held directly by Mr. Kane.
(16)	Includes the shares described in footnotes (9)-(15).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of Verisign’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC and The NASDAQ Stock Market. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. We file Section 16(a) reports on behalf of our directors and executive officers to report their initial and subsequent changes in beneficial ownership of our common stock.

Based solely on a review of the reports we filed on behalf of our directors and executive officers, or written representations from reporting persons that all reportable transactions were reported, the Company believes that all Section 16(a) filing requirements applicable to our directors and executive officers were complied with for fiscal 2011.

PROPOSAL NO. 2

TO APPROVE, ON AN ADVISORY BASIS, VERISIGN’S EXECUTIVE COMPENSATION

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) as codified under Schedule 14A of the Exchange Act and the corresponding SEC rules, Verisign is seeking an advisory stockholder vote with respect to compensation awarded to our Named Executive Officers for 2011 as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this Proxy Statement. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is advisory only, and the result of the vote is not binding upon the Company or its Board. Although the resolution is non-binding, the Board and the Compensation Committee will consider the outcome of the advisory vote on executive compensation when making future compensation decisions. On May 26, 2011, the majority of the Company’s stockholders voted in favor of an annual non-binding stockholder advisory vote on executive compensation and, in consideration of the outcome of the frequency vote, the Board determined to hold such advisory vote each year. Following the Meeting, the next such non-binding advisory vote to approve Verisign’s executive compensation is scheduled to occur at the 2013 Annual Meeting of Stockholders.

Verisign’s executive compensation program and compensation paid to the Named Executive Officers are described elsewhere in this Proxy Statement. The Compensation Committee oversees the program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect the Company’s circumstances and to promote the main objectives of the program: to provide competitive overall pay relative to peers, taking into account company and individual performance, to effectively tie pay to performance, and to align the Named Executive Officers’ interests with stockholders.

This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior fiscal year’s annual compensation to the Named Executive Officers. You may vote for or against the following resolution, or you may abstain. This vote is advisory and non-binding.

Resolved, that the stockholders approve the compensation of VeriSign, Inc.’s Named Executive Officers, as disclosed under Securities and Exchange Commission rules, including the Compensation Discussion and Analysis section, the compensation tables and related material included in this Proxy Statement.

The Board Recommends a Vote “FOR” the foregoing resolution.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides comprehensive information about our executive compensation program for our fiscal 2011 Named Executive Officers (“NEOs”), who are listed below, and provides context for the decisions underlying the compensation reported in the executive compensation tables in the Proxy Statement. Our NEOs are:

•

D. James Bidzos, Executive Chairman, President and Chief Executive Officer (throughout the CD&A the person occupying the position of President and Chief Executive Officer will be referred to from time to time as the “CEO”);

•	John D. Calys, Vice President, Interim Chief Financial Officer and Controller;

•	Richard H. Goshorn, Senior Vice President, General Counsel and Secretary; and

•	Patrick S. Kane, Senior Vice President and General Manager, Naming Services.

Pursuant to SEC Rules, four executive officers who departed during 2011 are also included as NEOs:

•	Mark D. McLaughlin, former President and Chief Executive Officer;

•	Brian G. Robins, former Executive Vice President and Chief Financial Officer;

•	Christine C. Brennan, former Senior Vice President, Human Resources; and

•	Kevin A. Werner, former Senior Vice President, Corporate Development and Strategy.

In the sections below, we will describe the material elements of our executive compensation program for 2011, including how we set compensation, how we tie pay to performance and our executive compensation governance practices.

Executive Summary

Verisign’s 2011 fiscal year was a year of transition. During the year, we completed the divestiture and winding-down of our non-core businesses and finalized activities related to the 2010 move of our headquarters from California to Virginia. It was also a year of continued focus on our core operations, strong financial results, and continued returns of capital to our stockholders.

2011 Company Performance Highlights:    The table below illustrates the results of our strategy to focus our attention and efforts on our core operations in 2011:

Key Financial Measure	Result	2011 vs. 2010 Performance
Revenues	$772.0 million	13% increase
Operating Income	$329.4 million	42% increase
Cash Flows from Operating Activities	$335.9 million	56% increase

In addition to achieving an 18% Total Shareholder Return in 2011 which was comprised of share price appreciation and a special dividend described below, we also took the following actions that returned cash to our stockholders and had significant strategic impact:

Action	Result
Paid a special dividend of $2.75 per share of our common stock	Total returned to stockholders: $463.5 million

Repurchased 16.3 million shares of our common stock	Total cost: $534.6 million

Renewed agreement to serve as authoritative registry operator for .net registry	Renewal preserved material terms of existing agreement including a term of 6 years

2011 Executive Compensation Program Highlights:    In 2011, we continued to add performance features to our program and enhance our executive compensation governance practices. The following table provides highlights of our 2011 program and changes made in 2011:

Item	Action or Change	Rationale

Annual base salary increases	No annual base salary increases except the following NEOs received an increase when promoted to a new position: 1) our Executive Chairman from $40,000 to $750,000 when he assumed the role of President and Chief Executive Officer, and 2) our Senior Vice President and General Manager, Naming Services from $248,500 to $310,000 when he was promoted to Senior Vice President.	Base salaries were already at the median of our peer group (described below).

Annual incentive bonus	Bonus pool was funded at 109.0% of target.	Financial results were above target and the Company met all of its strategic goals.

Long-term incentive compensation	Equity awards to be comprised solely of 50% time-vesting Restricted Stock Units (RSUs) and 50% performance-based RSUs. Performance-based RSUs were new for 2011.	To provide immediate retentive value, link increases in value to increases in stockholder value, and tie long-term incentive compensation to Company performance.

Stock retention policy	Amended definition of “Officer” to include all Senior Vice Presidents and above, not just Section 16 Officers.	To ensure alignment of all senior-level executives with interests of stockholders.

Peer group	Included companies in our Global Industry Classification (“GIC”) Industry Group Software & Services that are within 1/3 to 3x our annual revenue and market capitalization with very limited exceptions. (Two companies were included that are in the GIC Industry Group IT Services and one company had a slightly higher market capitalization.)	To ensure our peer group reflects competitive market for talent and companies similar to us in industry, size and complexity.

Compensation Philosophy and Objectives

Verisign’s reputation as an industry leader in the secure and reliable operation of the Internet is built on the executive talent we are able to attract and retain. Our executive compensation program is designed to ensure we have the talent we need to maintain our current high performance standards and grow our business for the future. Our philosophy is to provide a mix of compensation that motivates our executives to achieve our short and long-term performance goals and ultimately creates value for our stockholders.

Our executive compensation program is designed with the following objectives in mind:

Objective	Program Design Element

Attract and retain talented executives

• Provide a competitive level of total direct compensation (base salary, bonus and long-term incentive) by benchmarking against our competitors in our peer group.

• Provide a significant amount of executive compensation in the form of RSUs that have retentive value as they vest over a four-year period.

Tie a significant portion of executives’ compensation to achievement of the Company’s performance objectives

• Program is weighted in favor of annual and long-term incentives. Performance objectives are tied to stockholder value creation in the form of stock price appreciation and other financial and strategic goals.

• Under the annual incentive program, awards based on Company performance are further modified up or down based on individual performance to closely align executives’ actions with their compensation.

Align the interests of our executives with our stockholders

• Provide annual equity grants that vest over a four-year period and are comprised of 50% time-vesting RSUs and 50% performance-based RSUs.

• Require executives to retain 50% of net shares acquired under equity awards until six months after termination of employment.

Pay and Performance Relationship: Attracting and retaining the level of executive talent we need to be successful is a key objective of our executive compensation program. However, it is equally important that our executives are motivated and rewarded to achieve objectives that provide long-term benefits to our stockholders. We have designed our executive compensation program so that a significant amount of our NEOs’ compensation is performance-based to ensure the actual compensation paid to our executives is appropriately aligned with our Company’s performance and stockholders’ long-term interests. The charts below illustrate our emphasis on performance-based compensation elements—annual incentive bonus and long-term incentive compensation.

Note that the President and CEO Pay Mix at Target chart represents the fiscal 2011 target total direct compensation of our former CEO, Mark McLaughlin, and does not reflect fiscal 2011 compensation for D. James Bidzos, our current President and CEO. Mr. Bidzos was primarily compensated based on a role other than that of permanent CEO so it is not representative of our ongoing compensation philosophy for the CEO position. The NEOs Excluding CEO Pay Mix at Target chart does not reflect fiscal 2011 compensation for Messrs. Calys and Werner. Mr. Calys’ 2011 compensation was primarily based on his role as Controller and not representative of our executive compensation program. Mr. Werner did not receive an annual bonus or equity grant in 2011 because of his anticipated departure.

Our Process for Setting Compensation

Role of the Compensation Committee:    The Compensation Committee of our Board of Directors oversees our compensation and benefit programs and sets the policies that govern compensation of our executive officers, including NEOs, and other employees. As part of its role in determining executive compensation, the Compensation Committee annually:

•	Reviews and makes changes as appropriate to the peer group used to benchmark competitive compensation levels for our executive officers;

•	Reviews and approves design elements of executive officer compensation for market competitiveness, and alignment with Company performance;

•	Sets performance goals for our annual and long-term incentive compensation programs;

•

Reviews the Board’s assessment of the individual performance of the CEO achieved during the fiscal year and approves any adjustments to base salary, and annual incentive and equity awards based on this assessment; and

•

Reviews the CEO’s assessment of individual performance of each executive officer in conjunction with performance achieved during the fiscal year and approves any adjustments to base salary, and annual incentive and equity awards based on this assessment.

Role of Management:    The CEO annually reviews the performance of each executive officer, other than the CEO (whose performance is reviewed by the Board), and makes recommendations for base salary adjustments, incentive bonus payouts and equity awards based on this assessment. The CEO also reviews each Senior Vice President level employee’s performance and compensation recommendations with the Compensation Committee.

Role of External Compensation Consultant:    The Compensation Committee has engaged Frederic W. Cook & Co. (“FW Cook”) as its external consultant to assist it in evaluating and analyzing the Company’s executive compensation program, principles and objectives, specific compensation design recommendations by the Company’s management, and provide recommendations to the Compensation Committee for any changes to the CEO’s compensation. The external consultant provides the following services to the Compensation Committee:

•

Analyzes the NEOs’ annual compensation based on comparisons to the Company’s peer group, including comparisons against target and actual total compensation and advises the Compensation Committee on the appropriateness of management’s recommendations for any changes to the NEOs’ compensation;

•	Reviews the Company’s peer group annually and provides recommendations for changes as appropriate;

•	Advises the Compensation Committee on best practices related to governance and design of executive compensation programs; and

•	Reviews the draft CD&A.

FW Cook performs no other services for the Company.

Competitive Market Assessment:    Each year, we assess the competitiveness of our NEOs’ base salary, annual incentive bonus targets and long-term incentive compensation targets (element by element and in the aggregate) by comparing our program to certain publicly-traded high technology companies that we view as our competitors for executive talent. We examine the compensation data of our peer group and also reference broader publicly-available survey data for high technology companies that are comparable to us in revenue scope.

Although the Compensation Committee carefully considers market data of our peer group and survey data for our industry and size, the Compensation Committee does not target a specific percentile when determining total compensation for its NEOs. The Compensation Committee also considers an executive’s individual performance, future potential, and scope of responsibilities and experience. Generally, the Compensation Committee targets median of the peer group, and actual total direct compensation may be above or below median depending on the described considerations.

Each year, the Compensation Committee reviews the peer group with the assistance of its external consultant and makes changes as appropriate in order to ensure it continues to appropriately reflect the competitive market for executive talent.

For 2011, our peer group was made up of the following 18 companies:

Akamai Technologies	FactSet Research Systems	Rackspace Hosting

ANSYS	Informatica	Red Hat

Autodesk	Jack Henry and Associates	Rovi

BMC Software	MICROS Systems	Salesforce.com

Citrix Systems	Neustar	Solera Holdings

Equinix	Nuance Communications	TIBCO Software

For 2012, the Compensation Committee modified our peer group to include companies in our Global Industry Classification (GICS) Industry Group Software & Services only and those with revenue and market cap 1/3x to 3x that of Verisign, in order to ensure the peer group was even more closely aligned to the Company’s industry and size. This resulted in the elimination of three companies—Jack Henry and Associates and Neustar (which are both in the GICS Industry Group IT Services) and Salesforce.com (which has a market cap that is 3.3x that of Verisign).

The chart below illustrates that Verisign’s revenue is below median and just above the 25th percentile as compared to its 2011 peer group, but its market cap is above median (as of 8/31/2011).

Elements of Our Executive Compensation Program

Our executive compensation program is made up of three main elements: base salary, annual incentive bonus and long-term incentive compensation. The chart below shows what we are trying to achieve with each element of compensation, what factors we use to determine actual awards, and how awards are positioned compared to relevant market data.

Element	Objective	Factors Used to Determine Awards	Market Positioning

Base Salary	Provide a guaranteed level of annual income in order to attract and retain our executive talent.

•    Job responsibilities

•    Experience

•    Individual contributions

•    Future potential

•    Effect on other elements of compensation and benefits including target bonus amounts and potential change-in-control payments

Peer group and relevant survey median (or above and below median if foregoing factors warrant).

Annual Incentive Bonus	Provide a reward for achieving financial and strategic operational goals.	• Company performance measures • Individual performance	Below to above median of peer group and relevant survey data depending on Company and individual performance.

Long-Term Incentive Compensation	Provide a reward that incents executives to manage Verisign from the perspective of a stockholder. Also, to retain our executive talent.	• Job responsibilities • Experience • Individual contributions • Future potential • Value of vested and unvested outstanding equity awards • Internal pay equity	Below to above median of peer group and relevant survey data depending on foregoing factors.

Base Salary:    For 2011, the Compensation Committee reviewed competitive benchmark data provided by FW Cook and recommendations from our Executive Chairman and former CEO regarding each executive’s individual performance. Based on that review, the Compensation Committee adjusted NEOs’ salaries only if they were promoted to a new position in 2011. The chart below includes detailed information about each NEO’s 2010 and 2011 base salary and the rationale for any adjustments.

Name	Position	2010 Base Salary	2011 Base Salary	Rationale for Adjustment
D. James Bidzos	Executive Chairman, President and CEO	$40,000	$750,000	Mr. Bidzos’ 2010 base salary was appropriate for his role as Executive Chairman. When he assumed the CEO role, his salary was increased to $750,000.
John D. Calys	Vice President, Interim CFO and Controller	$250,000	$250,000	Mr. Calys was hired in December 2010 so he was not eligible for an increase for 2011.
Richard H. Goshorn	Senior Vice President, General Counsel and Secretary	$400,000	$400,000	Mr. Goshorn’s base salary was between median and 75th percentile of the peer group, so no adjustment was made for 2011.
Patrick S. Kane	Senior Vice President and General Manager, Naming Services	$248,500	$310,000	Mr. Kane received an increase in January 2011 when he was promoted to Senior Vice President.
Mark D. McLaughlin	Former President and Chief Executive Officer	$750,000	$750,000	Mr. McLaughlin’s base salary was between median and 75th percentile of the peer group so no adjustment was made for 2011.
Christine C. Brennan	Former Senior Vice President, Human Resources	$375,000	$375,000	Ms. Brennan’s base salary was between median and 75th percentile of the peer group so no adjustment was made for 2011.
Brian G. Robins	Former Executive Vice President and CFO	$400,000	$400,000	Mr. Robins’ base salary was between median and 75th percentile of the peer group so no adjustment was made for 2011.
Kevin A. Werner	Former Senior Vice President, Corporate Development and Strategy	$375,000	$375,000	Mr. Werner’s position was eliminated in April 2011 due to the Company’s reorganization so no increase was made for 2011.

Annual Incentive Bonus:    We provide annual cash bonuses to our employees, including our executive officers, under the Verisign Performance Plan (“VPP”) based on the Company’s achievement of pre-established financial and strategic operational goals, as well as, individual performance.

The target annual incentive opportunity for each of our executive officers is determined based on comparison to our peer group and information obtained from relevant survey data. Each of the target percentages for our NEOs was at median or slightly below as compared to our peer group. For 2011, the Compensation Committee approved the following bonus targets as a percent of base salary for our NEOs:

NEOs	2011 Bonus Target as a % of Base Salary
CEO	100%
Executive Vice President and CFO	75%
Senior Vice President	60%

The Compensation Committee determines actual annual incentive award payments for our executives, including NEOs, taking into account the Company’s performance and individual performance. The Company’s performance determines the level of funding for the annual incentive bonus. The Compensation Committee then considers, and approves as appropriate, management’s recommendation for modifying any individual awards above or below the level of funding based on an assessment of individual performance, subject to the overall limit on individual bonus payments described below for NEOs under Tax Treatment of Executive Compensation.

The Company performance goals for fiscal 2011 were approved by the Compensation Committee in January 2011 and were based on four measures: two financial measures—Revenue and Non-GAAP Operating Income, both weighted equally at 25% and two strategic operational measures—.Net Contract Renewal weighted 40% and Network Intelligence & Availability (NIA) Bookings weighted 10%. The financial measures were the same as 2010 but the two strategic measures were introduced for the first time in 2011 based on their importance to the Company’s continued success.

Consolidated Non-GAAP Operating Income is determined by excluding from the Company’s consolidated operating income the following items that are included under GAAP: discontinued operations, non-core businesses in continuing operations, stock-based compensation, amortization of other intangible assets, impairments of goodwill and other intangible assets and restructuring costs. We use this non-GAAP performance measure because we believe it presents a clearer picture of the performance of the Company’s core operations.

Our .net Registry Agreement with the Internet Corporation for Assigned Names and Numbers (ICANN) was up for renewal in 2011. This agreement designates Verisign as the sole registry operator for domain names in the .net top-level domain. Because this designation is a key strategic role for Verisign, the successful renewal of this Agreement was selected as a strategic operational goal and weighted at 40%. Successful completion of this goal was defined as maintaining or improving all material terms under the expiring Agreement. This goal would either be achieved (100% performance) or not achieved (0% performance).

We believe it is important to grow our business organically and have made significant investments in our Network Intelligence and Availability Services (NIA) business. To emphasize the importance of the growth of this business, we added a strategic goal, NIA Bookings (contracts for NIA services), and weighted it at 10%. Performance levels were defined from threshold to target with no additional amounts earned above target.

For 2011, the Compensation Committee established threshold, target and maximum levels of performance for Revenue of $715.3M, $761.0M and $837.1M, respectively, and Non-GAAP Operating Income of $320.5M, $341.0M and $511.5M, respectively. The Compensation Committee determined that we achieved Revenue of $772.0M and Non-GAAP Operating Income of $377.9M (114.4% and 121.6% of target, respectively). (Non-GAAP Operating Income was actually achieved at $383.8M. The $5.9M difference was related to reversal of a penalty from 2008 and the Committee determined that it should not be used in determining 2011 performance.) The .net Agreement was successfully renewed for a 100% of target performance level. Threshold and target levels of performance for NIA Bookings were set at $23.9M and $25.4M, respectively with no additional payout for above target performance. The Compensation Committee determined that we achieved the NIA Bookings target of $25.4M. The chart below illustrates how this performance affected the funding level—resulting in a funding multiplier of 109.0% (the “Funding Multiplier”) for the VPP bonus plan.

In order to establish actual award amounts under the VPP bonus plan, the Compensation Committee also made a determination as to individual performance.

The chart below indicates the Compensation Committee’s determination of actual annual incentive bonus award for each 2011 NEO under the 2011 VPP bonus plan, including its consideration of the CEO’s assessment of individual performance.

			Bonus Target as a % of Base Salary	2011 Actual Bonus Payment
Name	Position	2011 Base Salary		Payout as a % of Base Salary	Funding Multiplier as a % of Target	Payout as a % of Target	Payout Amount	Notes
John D. Calys	Vice President, Interim CFO and Controller	$250,000	35%	46%	109%	130%	$113,750	Mr. Calys’ performance was rated above target due to his successfully serving in the Interim CFO role and so his actual payout was adjusted above the funding multiplier to 130%.

Richard H. Goshorn	Senior Vice President, General Counsel and Secretary	$400,000	60%	72%	109%	120%	$288,000	Mr. Goshorn’s performance was rated above target due to his role in resolving significant litigation during 2011, and so his actual payout was adjusted above the funding multiplier to 120%.

Patrick S. Kane	Senior Vice President and General Manager, Naming	$310,000	60%	67%	109%	112%	$208,320 pro-rated for date of promotion so that actual award was $206,102	Mr. Kane’s performance was rated above target due to the successful renewal of the .net Agreement and other leadership goals he accomplished during 2011, and so his actual payout was adjusted above the funding multiplier to 112%. Mr. Kane’s actual payout amount was pro-rated from the date of his promotion to Senior Vice President in January 2011.

Mr. McLaughlin, Mr. Robins, Ms. Brennan and Mr. Werner did not participate in the VPP bonus plan due to their departure during 2011. Mr. Bidzos, our Executive Chairman, President and CEO, did not participate in the 2011 VPP bonus plan, but he did receive a discretionary bonus of $340,625 for his service in 2011. The bonus was determined by using a 100% of base salary target (median for our peer group) times the Funding Multiplier (109.0%) modified for the length of time he served in the role of CEO in 2011 (5 months). Mr. McLaughlin also received a discretionary bonus of $200,000 for his service during 2011, and Mr. Werner received a discretionary bonus of $400,000 that was paid in 2011 for his performance in 2010 managing the divestiture process and his contributions in the sale of the Authentication Services business of Symantec.

Long-Term Incentive Compensation:    Equity-based grants are an important element of our total compensation program. Consistent with our compensation philosophy, we believe it is important that these awards have a performance component and are aligned with the performance of our stock price and total shareholder return. The actual award amounts are based on several factors including competitiveness as determined by our peer group and relevant survey data provided by FW Cook, job responsibilities and experience, individual contributions, and future potential.

In 2011, the Compensation Committee decided to grant long-term equity compensation to our executive officers only in the form of performance-based RSUs and time-vesting RSUs and eliminated stock option grants. The time-vesting RSUs provide strong retentive value for our executive talent as they vest over four years and are also linked to increases in stockholder value creation as their value goes up or down with the Company’s stock price. The performance-based RSUs provide a performance element that is linked to Company financial and operational performance as well as increases in stockholder value and also provide a retention incentive as they vest over the same time period as the time-vesting RSUs.

The performance measures used for 2011 for the performance-based RSUs included four measures: two financial measures—Revenue and Non-GAAP Operating Income, both weighted equally at 25%, .Net Contract Renewal, weighted 40% and NIA Bookings, weighted 10%. For 2011, the Compensation Committee determined that the performance achieved was 109.0% of target. (The measures as well as the 2011 performance achieved are described more specifically above.) The number of RSUs was adjusted by the performance achieved, so the actual grant of RSUs was higher than the initial grant and could potentially have been lower and even as low as 0 if the performance measures had not been achieved. The Compensation Committee used these performance measures due to their positive alignment with stockholder value creation and to reinforce the importance of the .Net Contract Renewal to the Company’s long-term business success.

The chart below illustrates the vesting schedule and performance metrics for the 2011 equity grants.

2011	2012	2013	2014	2015
Grant of Time-Vesting RSUs 50% of LTI Grant	25% Vested on February 22, 2012	25% Vesting on February 22, 2013	25% Vesting on February 22, 2014	25% Vesting on February 22, 2015

Grant of Performance Based RSUs 50% of LTI Grant	Number of RSUs modified based on performance metrics: • 25% Revenue • 25% Non-GAAP Op Income • 40% .Net Contract Renewal • 10% NIA Bookings 25% Vested on February 24, 2012	25% Vesting on February 22, 2013	25% Vesting on February 22, 2014	25% Vesting on February 22, 2015

Other than with respect to Mr. Bidzos, the RSUs were granted on February 22, 2011 at the regularly scheduled Compensation Committee meeting. The number of RSUs to be granted to individual executives (time-vesting and performance-based) was based on the grant date fair value of the RSUs and the total amount determined by the Compensation Committee to be appropriate based on the factors discussed above. The chart below shows the number of RSUs granted to each NEO in 2011 and the number of performance-based RSUs that were earned in 2012 based on 2011 performance at 109.0% of target.

		Total Market Value of Equity Grant		2011 Equity Grant		2012 Award
Name	Position		FMV at Grant per RSU	Time- Vesting RSUs	Performance- Based RSUs	Performance- Based RSUs Earned	Notes
D. James Bidzos	Executive Chairman, President and CEO	$3,999,978	$30.65	130,505	n/a	n/a	Mr. Bidzos’ equity grant on August 1, 2011 was at the median for CEOs in our peer group. The grant vests 25% per quarter and is fully vested one year from grant date, based on the period of time it was anticipated Mr. Bidzos would serve as CEO.
John D. Calys	Vice President, Interim CFO and Controller	$332,700	$33.27	10,000	n/a	n/a	Mr. Calys’ was hired in December 2010 and received a new hire RSU grant in January 2011 based on his role as Vice President and Controller. Vice President’s only receive time-vesting RSUs.
Richard H. Goshorn	Senior Vice President, General Counsel and Secretary	$898,560	$35.10	12,800	12,800	13,952	The market value was established taking into account individual factors such as job responsibilities, experience, individual contributions, future potential, internal equity and other relevant factors. Based on these factors, the target equity value awarded was below 25th percentile of annual LTI award values for our peer group and between median and 75th percentile as compared to survey data.
Patrick S. Kane	Senior Vice President and General Manager, Naming	$702,000	$35.10	10,000	10,000	10,900	The market value was established taking into account individual factors such as job responsibilities, experience, individual contributions, future potential, internal equity and other relevant factors. Based on these factors, the target equity value awarded was below 25th percentile of annual LTI award values for our peer group and between median and 75th percentile as compared to survey data.
Mark D. McLaughlin	Former President and Chief Executive Officer	$2,997,540	$35.10	42,700	42,700	n/a	The market value was established taking into account individual factors such as job responsibilities, experience, individual contributions, future potential, internal equity and other relevant factors. Based on these factors, the target equity value was below median and above 25th percentile of annual LTI award values for our peer group. Due to his departure, the RSUs were forfeited.
Christine C. Brennan	Former Senior Vice President, Human Resources	$400,140	$35.10	5,700	5,700	n/a	The market value was established taking into account individual factors such as job responsibilities, experience, individual contributions, future potential, internal equity and other relevant factors. Based on these factors, the target equity value was below median and above 25th percentile of annual LTI award values for our peer group. Due to her departure, 2,955 of the RSUs were vested upon her termination and the remaining RSUs were forfeited.

		Total Market Value of Equity Grant		2011 Equity Grant		2012 Award
Name	Position		FMV at Grant per RSU	Time- Vesting RSUs	Performance- Based RSUs	Performance- Based RSUs Earned	Notes
Brian G. Robins	Former Executive Vice President and CFO	$1,298,700	$35.10	18,500	18,500	n/a	The market value was established taking into account individual factors such as job responsibilities, experience, individual contributions, future potential, internal equity and other relevant factors. Based on these factors, the target equity value was above median and below 75th percentile of annual LTI award values for our peer group. Due to his departure, the RSUs were forfeited.

Kevin A. Werner	Former Senior Vice President, Corporate Development and Strategy	n/a	n/a	n/a	n/a	n/a	Due to his anticipated departure, no RSUs were awarded in 2011.

CEO Compensation:    Mark McLaughlin resigned as our President and CEO on July 27, 2011, effective August 1, 2011. At that time, Jim Bidzos, our Executive Chairman, was appointed President and CEO, effective August 1, 2011, until a replacement could be hired.

Our philosophy is that our CEO should be primarily compensated in the form of performance-based compensation. We place the greatest emphasis on the annual and long-term incentive compensation elements when determining appropriate compensation levels, and especially emphasize equity compensation. We believe that it is important that our CEO make decisions that are in the best interests of our stockholders and we reinforce that philosophy through our executive compensation program.

Mr. McLaughlin’s 2011 compensation was determined by the Compensation Committee as part of its annual review of executive compensation in February 2011. Based on data provided by FW Cook for CEOs in our peer group, the Compensation Committee did not make any adjustments to Mr. McLaughlin’s base salary or target bonus opportunity as both were either above or at median of the peer group. The same data was also reviewed for determining his annual equity grant, and he was awarded 42,700 time-vesting RSUs and 42,700 performance based RSUs with a total grant date fair value of $2,997,540. This amount was slightly below median of the peer group. When Mr. McLaughlin resigned his employment in 2011, none of the 2011 equity award had vested and the RSUs were forfeited.

When Mr. Bidzos accepted the role of President and CEO in addition to his role as Executive Chairman in August 2011, it was anticipated that he would serve in a temporary capacity until a permanent CEO could be found. Therefore, the only adjustments made to his compensation were an increase in base salary from $40,000 to $750,000 due to his significantly increased job responsibilities and an equity grant of 130,505 RSUs with a grant date fair market value of $3,997,998 that would vest over one year – the anticipated length of his assignment. The value of the equity grant was above median and below the 75th percentile for CEOs in our peer group. Mr. Bidzos did not participate in the annual incentive bonus program as it was not anticipated he would stay in the role permanently. As Mr. Bidzos has served the Company in the CEO role in the past, his compensation was determined based on a fully experienced CEO. The Compensation Committee and FW Cook felt Mr. Bidzos’ compensation was appropriate given the level and value of his experience. Additionally, because Mr. Bidzos was located in California and the Company’s headquarters are in Virginia, the Company also provided Mr. Bidzos with a corporate-leased apartment and automobile while he was in Virginia. The Compensation Committee approved a value not to exceed $10,000 per month for the apartment, costs associated with the apartment such as cleaning services and utilities, and the automobile. Mr. Bidzos’ expenses for the apartment and automobile in 2011 were less than $20,000 in total.

Mr. Bidzos did not participate in the 2011 VPP Bonus Plan, because he originally accepted the role in a temporary capacity until a permanent CEO could be hired. When Mr. Bidzos later agreed to fill the CEO role on a permanent basis, no change was made to his compensation. Therefore, in February 2012, the Compensation Committee awarded Mr. Bidzos a special discretionary bonus for his service during 2011. The amount of this bonus was determined by applying the 2011 VPP Funding Multiplier under the annual incentive plan and using a 100% of base salary target bonus amount pro-rated for the length of time Mr. Bidzos served in the CEO role in 2011. The target bonus amount of 100% of base salary was at median for CEOs in our peer group. The result of this calculation was a bonus in the amount of $340,625.

Mr. Bidzos is eligible for certain payments and benefits in the event of a change-in-control but is not otherwise eligible for any severance payments. His change-in-control agreement provides for two times his base salary and bonus and a payment equivalent to two years of continuation of health benefits if he participates in the Company’s health plans (currently he does not). The other terms of his change-in-control agreement are the same as other executive officers as described below.

Governance Features of our Executive Compensation Program

Stock Retention Policy:    Our stock retention policy applies to all of our executive officers and board members. In 2011, we also amended the policy so that all employees at Senior Vice President level and above are now subject to the policy. Under the policy, participants are required to retain, until six months after the participant ceases employment or board service with the Company, 50% of net shares (which is the number of issued shares of Company common stock after taxes and/or payment of exercise price) of Company common stock that are issued under equity awards received by the employee or board member on or after the date the policy becomes applicable to the participant. We believe requiring senior employees and board members to continue to retain stock after their service with the Company ceases is important to ensure that the value they receive for their equity awards is the same value our stockholders receive and to discourage focus on short-term Company performance that is not sustained. We also believe a stock retention policy has certain advantages over stock ownership requirements (which we had previously) in that a portion of any equity award received must be retained. We have no cap on the number of shares that must be retained. Stock ownership requirements have a cap and once that cap is reached, additional shares do not need to be retained. Our Stock Retention Policy can be found on our website at https://investor.verisign.com/policies.cfm.

Securities Trading Policy:    Our Securities Trading Policy prohibits executive officers from buying or selling derivative securities related to our common stock, such as puts or calls on our common stock. We believe derivative securities diminish the alignment of incentives between our executives and stockholders. The Policy also prohibits executive officers from entering into agreements or purchasing instruments designed to hedge or offset decreases in the market value of the Company’s securities. Additionally, under this Policy, our executive offices can only purchase and sell our common stock during approved trading windows. These windows are timed based on our earnings releases.

Recoupment of Incentive Compensation:    The Compensation Committee adopted an executive compensation recoupment policy in March 2010 that applies to the annual and long-term incentive awards. If there is an inaccurate financial statement, and, as a result, an executive officer received materially more incentive compensation than he or she would have, the Compensation Committee has the discretion to seek recovery of this overpayment either by limiting future awards or directly seeking repayment. In the case of fraudulent, intentional, willful or grossly negligent misconduct by the recipient of an award, the Compensation Committee can recoup previous incentive awards paid regardless of when the awards were paid to the executive. If the inaccuracy is not the result of these circumstances, the Compensation Committee can only recover incentive awards paid based on the inaccuracy if they were paid in the three years prior to the determination that the financial statement was inaccurate.

Equity Award Practices:    The Compensation Committee approves all equity awards to NEOs and Senior Vice President level employees, the aggregate annual equity pool and employee grant guidelines and all equity awards to all employees during the annual grant process, which generally takes place in February. For employees hired during the year that are below the Senior Vice President level, the Compensation Committee has delegated actual award determination to the Grant Committee which currently has one member, D. James Bidzos. Grant Committee awards are granted on the 15th of the month (or next scheduled trading day if the 15th is not a trading day) following approval by the Grant Committee.

Benefits:    We do not provide our executive officers with any benefits in addition to those provided to all of our other U.S.-based employees. All of our U.S.-based employees are eligible for medical, dental and vision insurance, life insurance, short and long-term disability, paid time off, an employee stock purchase plan and a qualified 401(k) salary deferral plan.

Severance Agreements:    We generally do not enter into severance or employment agreements with our executive officers, including NEOs, nor do we provide severance or other benefits following termination. However, the Compensation Committee may determine in special circumstances that providing such severance payments and benefits is warranted in order to attract a potential executive officer or for other business considerations. The Compensation Committee determined that severance payments should be approved in connection with the departure from the Company of Ms. Brennan and Mr. Werner. The severance payments were generally based on the severance program provided to employees during the Company’s most recent reorganization and were in the amounts of $485,523 for Ms. Brennan and $470,406 for Mr. Werner. More detailed information about these severance payments can be found in the footnotes to the Summary Compensation Table.

Risk Assessment:    In 2011, we performed a comprehensive assessment of our compensation policies and program design to determine whether risks arising under them would be likely to have a material adverse effect on the Company. We considered each element of all of our compensation programs and policies and our enterprise-wide risk assessment and determined that none of our compensation policies and programs create a risk that is reasonably likely to have a material adverse effect on the Company.

Change-In-Control and Retention Agreements:    We have entered into change-in-control and retention agreements with our NEOs and Senior Vice President level executives. These agreements provide for change-in-control severance benefits and payments in the event an executive’s employment is terminated in connection with a change in control of the Company. They are “double trigger” agreements which means the executives will only be eligible for payments under the agreements if both a change-in-control of the Company occurs and the executive’s employment is terminated without cause (or by executive for good reason) within 24 months of the change-in-control.

The Compensation Committee believes these agreements are necessary to attract and retain executive talent and to neutralize the personal interests of our executives when making decisions related to beneficial corporate transactions. Each year, the Compensation Committee reviews the provisions of the change-in-control agreements with FW Cook and makes adjustments to ensure they are in line with best corporate governance practices. In 2011, the Compensation Committee approved an amended form of change-in-control agreement that included changes described in more detail under “Potential Payments Upon Termination or Change-in-Control” elsewhere in this Proxy Statement, and references to the Company’s headquarters location which changed during 2010. No other material changes were made to the existing agreements as FW Cook advised the Compensation Committee that they were in line with best practices which include double trigger benefits, severance multiples less than or equal to 2x and the lack of a tax-gross up provision. Additional details about these agreements, including potential payments, may be found in the “Potential Payments Upon Termination or Change-in-Control” and “Change-in-Control Benefit Estimates as of December 31, 2011” table.

Tax Treatment of Executive Compensation:    Section 162(m) of the Internal Revenue Code of 1986 limits the amount of compensation in excess of $1,000,000 that the Company may deduct in any one year with respect to its CEO and three other most highly compensated officers (excluding the CFO) serving at the end of the fiscal year as disclosed in the annual proxy statement. There are exceptions to this deduction limit if the compensation is “performance-based” under Section 162(m). The Company does not limit compensation as a result of Section 162(m) but does try to structure its executive compensation program to maximize the amount of compensation that may be deducted. While base salaries and time-vesting RSUs are subject to the deduction limitation, our performance-based awards, including annual incentive bonus and performance-based RSUs, are generally exempt from the limitation.

In order to ensure that annual incentive bonuses paid to executive officers are fully deductible for tax purposes under Section 162(m), the Company adopted the Annual Incentive Compensation Plan (the “AICP”). The AICP was approved by stockholders at the 2010 Annual Meeting of Stockholders of VeriSign, Inc. held on May 27, 2010 and is the vehicle under which our executive officers’ bonuses, determined as described above, are paid.

For 2011, assuming the performance goal was met, each executive officer could be awarded a maximum bonus of 300% of his or her target bonus (but no more than $5 million), subject to the Compensation Committee’s discretion to award bonuses in lesser amounts. The Compensation Committee exercised its discretion to award bonuses in lesser amounts and primarily based the AICP payments on the funding results of the VPP annual bonus program (109.0%).

The performance goal for the AICP was approved by the Compensation Committee at its February 22, 2011 meeting and provided that the Company must achieve Non-GAAP Operating Income in excess of $50 million. For 2011, Non-GAAP Operating Income was achieved at $377.9 million.

Results of Shareholder Advisory Votes on Executive Compensation

When the Compensation Committee set compensation amounts for 2012, it took into account the results of the stockholder advisory vote on executive compensation that took place in April 2011. Although the vote was advisory and not binding, our stockholders indicated strong approval and support of our executive compensation program for our NEOs as disclosed in the 2011 Proxy Statement (approximately 98% of the votes were in favor). We believe this strong support indicates that the pay-for-performance emphasis in our executive compensation program is appropriately aligned with the interests of our stockholders. Our stockholders also approved our Board’s recommendation to hold advisory votes on an annual basis and so after this meeting, the next say on pay vote will be held at the 2013 Annual Meeting of Stockholders.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted by the Compensation Committee

Louis A. Simpson (Chairperson)
John D. Roach
Timothy Tomlinson

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Louis A. Simpson, John D. Roach and Timothy Tomlinson. All of the members of the Compensation Committee during 2011 were independent directors, and none of the members of the Compensation Committee during 2011 were employees or officers or former officers of Verisign. No executive officer of Verisign has served on the compensation committee (or other board committee performing equivalent functions, if any) or the board of directors of another entity, one of whose executive officers served as a member of the Compensation Committee of Verisign during 2011; and no executive officer of Verisign has served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a member of the Board during 2011.

Summary Compensation Table

The following table sets forth certain summary information concerning the compensation received by each person who served as our principal executive officer and principal financial officer during fiscal 2011, the two other most highly compensated executive officers as of the end of fiscal 2011, and two additional individuals who served the Company for a portion of fiscal 2011 as executive officers for whom disclosure would have been provided but for the fact that the individuals were not serving as executive officers as of December 31, 2011. We refer to these executive officers as our “Named Executive Officers.”

SUMMARY COMPENSATION TABLE

Named Executive Officer and Principal Position	Year	Salary ($)(1)		Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)
D. James Bidzos(5)	2011	326,730	(6)	340,625	(7)	3,999,978	—	—	20,180	(8)	4,687,513
Executive Chairman, President and Chief Executive Officer	2010	305,538		—		999,991	—	—	4,156		1,309,684
	2009	751,154		—		1,999,985	—	—	4,600		2,755,739

John D. Calys(9)	2011	250,000		50,000	(10)	332,700	—	113,750	8,627		755,077
Vice President, Interim Chief Financial Officer and Controller

Richard H. Goshorn	2011	400,000		—		2,134,397	—	288,000	10,698		2,833,095
Senior Vice President, General Counsel and Secretary	2010	401,539		8,160	(11)	401,280	349,267	267,840	6,708		1,434,794
	2009	399,731		—		242,320	247,500	238,800	2,542		1,130,893

Patrick S. Kane	2011	307,634		—		1,260,511	—	206,102	8,430		1,782,677
Senior Vice President and General Manager, Naming Services

Mark D. McLaughlin(12)	2011	535,644		200,000	(13)	4,410,167	—	—	8,670		5,154,481
Former President and Chief Executive Officer	2010	752,885		—		1,585,664	1,380,134	837,000	9,117		4,564,800
	2009	579,807		—		1,675,200	1,080,538	499,885	36,930	(14)	3,872,360

Brian G. Robins(15)	2011	330,173		—		2,370,680	—	—	8,051		2,708,904
Former Executive Vice President and Chief Financial Officer	2010	401,539		65,200	(16)	921,570	444,522	334,800	8,579		2,176,210
	2009	350,845		158,904	(17)	578,200	380,770	240,000	8,306		1,717,025

Christine C. Brennan(18)	2011	218,243		—		1,181,066	155,835	—	495,217	(19)	2,050,361
Former Senior Vice President, Human Resources	2010	346,154		100,000	(20)	602,940	437,320	210,000	10,565		1,706,979

Kevin A. Werner(21)	2011	158,653		—		1,057,924	308,697	—	478,412	(22)	2,003,686
Former Senior Vice President, Corporate Development and Strategy	2010	376,443		400,000	(23)	340,480	296,348	225,000	9,076		1,647,347
	2009	376,443		—		242,320	247,500	206,250	8,789		1,081,302

(1)	Includes, where applicable, amounts electively deferred by each Named Executive Officer under our 401(k) Plan.
(2)

Amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the applicable awards granted in fiscal 2011, 2010, and 2009, respectively. The assumptions used to calculate the grant date fair value of awards are set forth in Note 11, “Employee Benefits and Stock-Based Compensation,” of our Notes to Consolidated Financial Statements in the 2011 Annual Report on Form 10-K. Stock Awards consist of RSUs granted in 2011, 2010, and 2009, respectively. Amounts shown in “Stock Awards” include the value of awards subject to performance conditions based upon the probable outcome of the performance conditions as of the grant date of the award, excluding the effect of estimated forfeitures. The values of awards subject to performance conditions included in “Stock Awards” were as follows: Mr. Goshorn, $449,280; Mr. Kane, $351,000; Mr. McLaughlin, $1,499,624; Mr. Robins, $649,350; and Ms. Brennan, $200,070. Assuming the highest level of the performance conditions was achieved, the value of these awards would be 150% of the amounts stated in the table.

(3)	Amounts shown are for non-equity incentive plan compensation earned during the year indicated, but paid in the following year.
(4)	Except as otherwise indicated, amounts in “All Other Compensation” for fiscal 2011, fiscal 2010 and fiscal 2009 include, where applicable, matching contributions made by the Company to the VeriSign, Inc. 401(k) Plan and life insurance payments.
(5)	On June 30, 2008, Mr. Bidzos was appointed Executive Chairman, President and Chief Executive Officer on an interim basis. On January 14, 2009, Mr. Bidzos resigned as President on an interim basis, and on August 17, 2009, Mr. Bidzos resigned as Executive Chairman and Chief Executive Officer on an interim basis and was appointed Executive Chairman of Verisign. On July 27, 2011 Mr. Bidzos was elected President and Chief Executive Officer, effective August 1, 2011.
(6)	Mr. Bidzos’ base salary as Executive Chairman was $40,000 per year. Upon his election as President and Chief Executive Officer, effective August 1, 2011, his base salary was increased to $750,000 per year.
(7)	Mr. Bidzos did not participate in the Company’s annual incentive plan in 2011. He was awarded a special bonus of $340,625 in February 2012 in recognition of his service as President and Chief Executive Officer during 2011.
(8)	Includes $15,553 for the use of the Company’s corporate apartment, including rent and expenses for a cleaning service and utilities and lease payments for a leased automobile.
(9)	Mr. Calys has served as Vice President and Controller of Verisign since December 2010. On September 26, 2011, Mr. Calys was appointed Interim Chief Financial Officer.
(10)	Mr. Calys was awarded a special cash bonus of $50,000 per calendar quarter for his service as Interim Chief Financial Officer, beginning in respect of the fourth quarter of 2011 and continuing so long as he serves as Interim Chief Financial Officer.
(11)	Mr. Goshorn was awarded a discretionary bonus of $8,160 on February 22, 2011 in recognition of his contributions in the sale of the Authentication Services business to Symantec Corporation (“Symantec”).
(12)	Mr. McLaughlin served as the Company’s President and Chief Operating Officer from January 2009 to August 2009. In August 2009, Mr. McLaughlin was appointed as our President and Chief Executive Officer, and he served in that capacity and as a director of Verisign from that date until his resignation as a director effective July 27, 2011 and as President and Chief Executive Officer effective August 1, 2011. Mr. McLaughlin resigned from Company effective August 25, 2011.
(13)	Mr. McLaughlin was awarded a $200,000 discretionary bonus, paid in August 2011 in recognition of his service as President and Chief Executive Officer in 2011.
(14)	Includes payment of $30,000 made pursuant to the terms of Mr. McLaughlin’s Consulting Agreement effective November 1, 2009.
(15)	Mr. Robins resigned as Executive Vice President and Chief Financial Officer of the Company effective September 7, 2011 and resigned from the Company effective September 30, 2011.
(16)	Mr. Robins was awarded a discretionary bonus of $65,200 on February 22, 2011 in recognition of his contributions in the sale of the Authentication Services business to Symantec.
(17)	Mr. Robins received discretionary bonuses of $100,000 and $58,904 on March 27, 2009 and August 28, 2009, respectively. These bonuses were awarded in recognition of his performance during his role as acting Chief Financial Officer.
(18)	Ms. Brennan’s employment with the Company ended on July 1, 2011. In connection with her departure from the Company, Ms. Brennan’s 2011 Stock Awards and Option Awards columns include values related to the acceleration of a portion of her outstanding RSUs and unvested stock options, in the amounts of $411,474 and $155,835, respectively.
(19)	Includes the following separation payments in connection with Ms. Brennan’s departure from the Company: $375,000 for severance, $17,030 for medical and life insurance replacement and a pro-rated target bonus amount of $93,493.
(20)	Ms. Brennan received a sign-on bonus in connection with joining the Company in February 2010 as Senior Vice President, Human Resources.
(21)	Mr. Werner’s employment with the Company ended on April 29, 2011 as a result of a management reorganization. In connection with his departure from the Company, Mr. Werner’s 2011 Stock Awards and Option Awards columns include values related to the acceleration of a portion of his outstanding RSUs and stock options, in the amounts of $510,805 and $308,697, respectively.
(22)	Includes the following separation payments in connection with Mr. Werner’s departure from the Company: $375,000 for severance, $22,050 for medical and life insurance replacement and a pro-rated target bonus amount of $73,356.
(23)	Mr. Werner was awarded a discretionary bonus of $400,000 on December 8, 2010, which was paid in 2011 in recognition of his performance in managing the divestiture process and his contributions in the sale of the Authentication Services business to Symantec.

Grants of Plan-Based Awards for Fiscal 2011

The following table shows all plan-based awards granted to the Named Executive Officers during fiscal 2011 under the AICP and the 2006 Plan.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2011(1)

Named Executive Officer	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
D. James Bidzos	8/1/2011							130,505	(3)	3,999,978

John D. Calys(4)	1/18/2011	0	87,500	262,500				10,000	(5)	332,700

Richard H. Goshorn	5/18/2011	0	240,000	720,000				4,985	(6)	185,891
	5/18/2011							11,051	(7)	412,092
	2/22/2011							12,800	(5)	449,280
	2/22/2011				0	12,800	19,200			449,280
	1/21/2011							8,523	(9)	274,526
	1/21/2011							11,280	(8)	363,329

Patrick S. Kane(10)	5/18/2011	0	183,558	550,675				819	(6)	30,541
	5/18/2011							2,157	(7)	80,435
	2/22/2011							10,000	(5)	351,000
	2/22/2011				0	10,000	15,000			351,000
	1/21/2011							1,340	(9)	43,161
	1/21/2011							2,337	(8)	75,275
	1/10/2011							10,000	(5)	329,100

Mark D. McLaughlin	5/18/2011	0	750,000	2,250,000				15,723	(6)	586,311
	2/23/2011							42,700	(5)	1,499,624
	2/23/2011				0	42,700	64,050			1,499,624
	1/21/2011							25,601	(9)	824,608

Brian G. Robins	5/18/2011	0	300,000	900,000				6,338	(6)	236,344
	5/18/2011							7,573	(7)	282,397
	2/22/2011							18,500	(5)	649,350
	2/22/2011				0	18,500	27,750			649,350
	1/21/2011							10,791	(9)	347,578
	1/21/2011							6,385	(8)	205,661

Christine C. Brennan	5/18/2011	0	187,500	562,500				3,296	(6)	122,908
	5/18/2011							1,498	(7)	55,860
	2/22/2011							5,700	(5)	200,070
	2/22/2011				0	5,700	8,550			200,070
	1/21/2011							5,920	(9)	190,683

Kevin A. Werner	1/21/2011	0	225,000	675,000				8,535	(9)	274,912
	1/21/2011							8,451	(8)	272,207

(1)	Named Executive Officers are eligible to receive an annual cash bonus under the AICP and long-term incentive compensation under our 2006 Plan as described in “Compensation Discussion and Analysis” elsewhere in this Proxy Statement. Mr. Bidzos did not participate in the AICP during 2011.
(2)	The Named Executive Officers, other than Messrs. Bidzos, Calys and Werner, were awarded performance-based RSUs. On February 24, 2012, actual performance against goals was determined and Mr. Goshorn and Mr. Kane were awarded RSUs. 25% of the grant vested on February 24, 2012, and will vest thereafter as to an additional 25% of the grant on each of February 22, 2013, February 22, 2014 and February 22, 2015.
(3)	The RSU award vests as to 25% of the total award on each quarterly anniversary of the date of grant until fully vested.
(4)	Mr. Calys became an executive officer as of September 26, 2011 and at that time became a participant in the AICP.

(5)	The RSU award vests as to 25% of the total award on each anniversary of the date of grant until fully vested.
(6)	RSUs received in connection with unvested options as a result of the special dividend declared by the Board on April 27, 2011 in accordance with the terms of the applicable equity plans. The RSUs will vest on the second anniversary of the grant date.
(7)	RSUs received in connection with vested options as a result of the special dividend declared by the Board on April 27, 2011 in accordance with the terms of the applicable equity plans. The RSUs vested immediately upon grant.
(8)	RSUs received in connection with vested options as a result of the special dividend declared by the Board on December 9, 2010. The RSUs vested immediately upon grant.
(9)	RSUs received in connection with unvested options as a result of the special dividend declared by the Board on December 9, 2010. The RSUs will vest on the second anniversary of the grant date.
(10)	Mr. Kane was promoted to Senior Vice President and General Manager, Naming Services, as of January 10, 2011. His base salary and bonus target as a percent of base salary were increased at that time from $248,500 and 35% to $310,000 and 60%, respectively. The amounts in estimated future payouts under non-equity incentive plan awards have been pro-rated to reflect these amounts prior to his promotion and after his promotion.

The Company generally does not enter into employment agreements with its executive officers, each of whom may be terminated at any time at the discretion of the Board. The Company entered into the CEO Amended and Restated Change-in-Control and Retention Agreement with Mr. Bidzos, our President and Chief Executive Officer, and Amended and Restated Change-in-Control and Retention Agreements with other of its senior vice presidents, including the Named Executive Officers, other than Mr. Calys.

An RSU is an award covering a number of shares of Verisign common stock which are typically settled by issuance of those shares on a one-for-one basis. Any dividends paid on our common stock during the vesting period applicable to RSUs shall be credited to the participant in the form of additional RSUs, the number of which shall be calculated based on the market price of our common stock on the date such dividends are paid to stockholders. Any such additional RSUs shall be subject to the same terms and conditions as the underlying RSU award.

Please refer to “Compensation Discussion and Analysis” elsewhere in this Proxy Statement for more information concerning our compensation practices and policies for executive officers.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table shows all outstanding equity awards held by the Named Executive Officers at the end of fiscal 2011 granted under the 2006 Plan.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

	Option Awards						Stock Awards
Named Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Un- exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
D. James Bidzos	08/01/2011						97,878	(3)	3,496,202
John D. Calys	01/18/2011						10,738	(4)	383,542
Richard H. Goshorn	06/15/2007	6,875	(5)		29.32	06/15/2014
	08/07/2007	2,203	(5)		29.63	08/07/2014
	08/04/2008	16,250	(5)	3,750	32.28	08/04/2015
	02/23/2009	6,094	(5)	10,156	18.64	02/23/2016
	02/22/2010	9,281	(5)	27,844	24.32	02/22/2017
	02/19/2008						3,905	(6)	139,477
	08/04/2008						2,343	(4)	83,695
	02/23/2009						7,615	(4)	272,008
	02/22/2010						14,498	(4)	517,861
	01/21/2011						9,152	(7)	326,893
	02/22/2011						13,744	(4)	490,934
	02/22/2011						10,464	(8)	373,774
	05/18/2011						4,985	(9)	178,064
Patrick S. Kane	08/07/2007	6,075	(5)		29.63	08/07/2014
	12/14/2007	22,092	(5)		36.31	12/14/2014
	08/04/2008	5,991	(5)	1,383	32.28	08/04/2015
	02/23/2009	2,142	(5)	2,677	18.64	02/23/2016
	08/04/2008						865	(4)	30,883
	10/15/2008						879	(4)	31,385
	02/23/2009						2,010	(4)	71,810
	02/22/2010						10,720	(4)	382,903
	01/10/2011						10,738	(4)	383,542
	01/21/2011						1,439	(7)	51,395
	02/22/2011						10,737	(4)	383,542
	02/22/2011						8,175	(8)	292,011
	05/18/2011						819	(9)	29,255
Mark D. McLaughlin(10)	—
Brian G. Robins(11)	—
Christine C. Brennan(12)	—
Kevin A. Werner(13)	—

(1)	Includes 2,661.1438 RSUs, 737.4632 RSUs, 4,883.2122 RSUs and 2,798.3086 RSUs issued to Mr. Bidzos, Mr. Calys, Mr. Goshorn and Mr. Kane, respectively, on May 18, 2011 in respect of outstanding RSUs as a result of the special dividend declared by the Board on April 27, 2011 in accordance with the terms of the applicable equity plans.
(2)	The market value is calculated by multiplying the number of shares by the closing price of our common stock on December 30, 2011, which was $35.72.
(3)	The RSU award vests as to 25% of the total award on each quarterly anniversary of the date of grant until fully vested.
(4)	The RSU award vests as to 25% of the total award on each anniversary of the date of grant until fully vested.
(5)	The option became exercisable as to 25% of the grant on the first anniversary of the date of grant, and vests quarterly thereafter at the rate of 6.25% per quarter until fully vested.
(6)	The RSU award vests over a four year period, with one-third of the total award vesting on the second, third and fourth anniversaries of the date of grant.

(7)	Awards of RSUs were granted in connection with vested options as a result of the special dividend declared by the Board on December 9, 2010. The RSU award vests on the second anniversary of the grant date.
(8)	Awards of performance-based RSUs were granted on February 22, 2011. If specified performance criteria were achieved, the performance-based RSUs earned shall vest as to 25% on the date of the Compensation Committee’s certification of the 2011 VeriSign Performance Plan funding percentage and thereafter as to 25% on each anniversary of the date of grant. Based on the achieved performance as certified by the Compensation Committee effective February 24, 2012, RSUs were awarded, 25% of which vested immediately on February 24, 2012, and the remainder of which are reflected in this table. Includes 10,464 RSUs and 8,175 RSUs issued to Mr. Goshorn and Mr. Kane, respectively, which represent 75% of the awards unvested as of February 24, 2012.
(9)	Awards of RSUs were granted in connection with vested options as a result of the special dividend declared by the Board on April 27, 2011 and paid on May 18, 2011. The RSU award vests on the second anniversary of the grant date.
(10)	Mr. McLaughlin resigned from the Company effective August 25, 2011.
(11)	Mr. Robins resigned from the Company effective as of September 30, 2011.
(12)	Ms. Brennan’s employment with the Company ended on July 1, 2011.
(13)	Mr. Werner’s employment with the Company ended on April 29, 2011 as a result of a management reorganization.

Option Exercises and Stock Vested for Fiscal 2011

The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by our Named Executive Officers during fiscal 2011.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
D. James Bidzos	—	—	103,546		3,469,295
John D. Calys	—	—	—		—
Richard H. Goshorn	134,983	1,007,573	57,343	(1)	1,915,468
Patrick S. Kane	—	—	14,836	(1)	510,612
Mark D. McLaughlin	101,850	1,272,395	43,208		1,444,244
Brian G. Robins	124,228	793,968	47,635		1,615,765
Christine C. Brennan	31,484	399,191	19,668		671,303
Kevin A. Werner	135,218	875,999	33,263		1,179,456

(1)	Awards of performance-based RSUs were granted on February 22, 2011 to the Named Executive Officers other than Mr. Bidzos and Mr. Calys. If specified performance criteria were achieved, the RSUs earned vest as to 25% on the date of the Compensation Committee’s certification of the 2011 VeriSign Performance Plan funding percentage and thereafter as to 25% on each anniversary of the date of grant. Based on the achieved performance as certified by the Compensation Committee effective February 24, 2012, RSUs were awarded. Includes 3,488 RSUs and 2,725 RSUs issued to Mr. Goshorn and Mr. Kane, respectively, which represent 25% of the awards which vested immediately on February 24, 2012.

Potential Payments Upon Termination or Change-in-Control

Except as described below, the Company has no formal severance program for its Named Executive Officers, each of whom may be terminated at any time at the discretion of the Board. On August 24, 2007, the Compensation Committee adopted and approved forms of change-in-control and retention agreements to be entered into with Verisign’s chief executive officer and our other executive officers, and on April 26, 2011 the Compensation Committee approved amendments to those form agreements (such agreements, as amended, the “CIC Agreements”). Such amendments included the following changes, among other revisions: (1) the equity acceleration provision was modified to clarify that if performance shares are accelerated, and the performance period has not been completed, the amount payable is computed as if the performance has been satisfied at the target level; (2) the excise tax provision was amended to provide for an automatic cutback (versus elective) of change-in-control benefits to an amount that avoids the excise tax if such cutback leads to a better after-tax result for the executive; and (3) the COBRA provision was modified to provide that if the executive elects to continue medical coverage under COBRA, Verisign will reimburse the executive’s premium, for 24 months for the Chief Executive Officer and for 12 months for all other executives eligible for the CIC Agreement.

Under the CIC Agreements, an executive officer of the Company is entitled to receive severance benefits if, within the twenty-four months following a “change-in-control” (or under certain circumstances, during the six-month period preceding a “change-in-control”), the executive officer’s employment is terminated by Verisign without “cause” or by the executive officer for “good reason.” The terms and conditions of the CIC Agreements are described below.

Under the CIC Agreements, “change-in-control” means:

(a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company or its subsidiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly (excluding, for purposes of this Section, securities acquired directly from the Company), of securities of the Company representing at least thirty-five percent (35%) of (A) the then-outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities;

(b) the consummation of a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(c) a change in the composition of the Board occurring within a 24-month period, as a result of which fewer than a majority of the directors are incumbent directors;

(d) the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect); or

(e) stockholder approval of the dissolution or liquidation of the Company.

Under the CIC Agreements, “cause” means:

(a) an executive’s willful and continued failure to substantially perform the executive’s duties after written notice providing the executive with ninety (90) days from the date of the executive’s receipt of such notice in which to cure;

(b) conviction of (or plea of guilty or no contest to) the executive for a felony involving moral turpitude;

(c) an executive’s willful misconduct or gross negligence resulting in material harm to the Company; or

(d) an executive’s willful violation of the Company’s policies resulting in material harm to the Company.

Under the CIC Agreements, “good reason” means:

(a) a change in the executive’s authority, duties or responsibilities that is inconsistent in any material and adverse respect from the executive’s authority, duties and responsibilities immediately preceding the change-in-control;

(b) a reduction in the executive’s base salary compared to the executive’s base salary immediately preceding the change-in-control, except for an across-the-board reduction of not more than ten percent (10%) of base salary applicable to all senior executives of the Company;

(c) a reduction in the executive’s bonus opportunity of five percent (5%) or more from the executive’s bonus opportunity immediately preceding the change-in-control, except for an across-the-board reduction applicable to all senior executives of the Company;

(d) a failure to provide the executive with long-term incentive opportunities that in the aggregate are at least comparable to the long-term incentives provided to other senior executives at the Company;

(e) a reduction of at least 5% in aggregate benefits that the executive is entitled to receive under all employee benefit plans of the Company following a change-in-control compared to the aggregate benefits the executive was eligible to receive under all employee benefit plans maintained by the Company immediately preceding the change-in-control;

(f) a requirement that the executive be based at any office location more than 40 miles from the executive’s primary office location immediately preceding the change-in-control, if such relocation increases the executive’s commute by more than ten (10) miles from the executive’s principal residence immediately preceding the change-in-control; or

(g) the failure of the Company to obtain the assumption of the agreement from any successor as provided in the agreement.

If a change-in-control occurs and the executive officer experiences a qualifying termination and timely delivers a general release agreement, the CIC Agreements provide that Verisign will make the following payments and provide the following benefits to the executive officer (subject to a six month delay if and to the extent required by the deferred compensation rules set forth in and promulgated under Section 409A of the Code):

•	a lump sum equal to the pro rata target bonus for the year in which the executive officer was terminated;

•

a lump sum equal to a specified multiple of the sum of (i) the executive officer’s annual base salary plus (ii) the average of the executive officer’s annual bonus amount for the last three full fiscal years prior to a change-in-control, or, if the executive officer was employed by the Company for fewer than three full fiscal years preceding the fiscal year in which the change-in-control occurs, the average target bonus for the number of full fiscal years the executive officer was employed by the Company before the change-in-control or the target bonus for the fiscal year in which the change-in-control occurs if the executive officer was not eligible to receive a bonus from the Company during any of the prior three fiscal years; the applicable multiples are 200% of the annual base salary and bonus for the chief executive officer and 100% of the annual base salary and bonus for other executive officer participants;

•	if the executive elects to continue medical coverage under COBRA, reimbursement of the executive’s premium, for 24 months for the Chief Executive Officer and for 12 months for all other executives;

•

immediate acceleration of vesting of all of the executive officer’s unvested stock options and RSUs; however, if the consideration to be received by stockholders of the Company in connection with the change-in-control consists of substantially all cash or if the stock options and RSUs held by the executive officer are not assumed in the change-in-control, then all of the executive officer’s then-unvested and outstanding stock options and RSUs shall vest immediately prior to the change-in-control regardless of whether or not there is a termination of employment in connection therewith; and

•	if performance shares are accelerated, and the performance period has not been completed, the amount payable is computed as if the performance has been satisfied at the target level.

In addition, the CIC Agreements include the following terms and conditions:

•

to the extent any change-in-control payments or benefits are characterized as a parachute payment within the meaning of Section 4999 of the Code, and such characterization would subject the executive officer to a federal excise tax due to that characterization, the executive officer’s termination benefits will be reduced to an amount so that none of the amounts payable constitute excess parachute payments if this would result in the executive officer’s receipt, on an after-tax basis, of the greatest amount of termination and other benefits, after taking into account applicable federal, state and local taxes, including the excise tax under Section 4999 of the Code;

•

an initial term ending on August 24, 2012 and automatic renewal for one-year periods thereafter unless the Board terminates the CIC Agreement at least 90 days before the end of the then-current term, provided that such termination shall not be effective until the last day of the then-current term; and

•	the executive officer is prohibited from soliciting employees of Verisign or competing against Verisign for a period of twelve months.

The following table shows the value of stock options and RSUs that would have vested for our Named Executive Officers as of December 31, 2011, as well as the additional cash compensation payable, if any, under the change-in-control and termination scenarios described above. The value of stock options is based on the difference between the exercise price of all accelerated options and the market value of our common stock as of December 30, 2011, which was $35.72.

Change-in-Control Benefit Estimates as of December 31, 2011

	Value of Accelerated Cash Compensation Benefits ($)(1)		Value of Accelerated Stock Awards ($)		Value of Accelerated Option Awards ($)
Named Executive Officer	Change-in- Control Only	Change-in-Control plus Qualifying Termination	Change-in- Control Only	Change-in-Control plus Qualifying Termination(2)	Change-in- Control Only	Change-in-Control plus Qualifying Termination(2)
D. James Bidzos	—	1,500,034	—	3,496,202	—	—
John D. Calys	—	—	—	—	—	—
Richard H. Goshorn	—	893,261	—	2,466,166	—	503,786
Patrick S. Kane	—	595,700	—	1,721,195	—	50,481

(1)	To the extent any payments made or benefits provided upon termination of an executive officer’s employment constitute deferred compensation subject to Section 409A of the Code, payment of such amounts or provision of such benefits will be delayed for six months after the executive officer’s separation from service if and to the extent required under Section 409A.
(2)	If the equity awards held by the executive are not assumed upon a change-in-control or the consideration to be received by stockholders consists of substantially all cash, then all such equity awards shall have their vesting and exercisability accelerated in full immediately prior to the change-in-control regardless of whether there is a qualifying termination.

Messrs. McLaughlin, Robins and Werner and Ms. Brennan departed the Company during 2011. Neither Mr. McLaughlin nor Mr. Robins received any additional payments or benefits in connection with his termination of employment. Information regarding the benefits and payments received by Ms. Brennan and Mr. Werner in connection with their terminations is set forth in “Compensation Discussion and Analysis” and in the “Summary Compensation Table” above.

Equity Compensation Plan Information

The following table sets forth information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2011.

EQUITY COMPENSATION PLAN INFORMATION

	Equity Compensation Plan Information
	(A)		(B)	(C)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)		Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by stockholders(3)	3,296,272	(4)	$28.72	16,453,271	(5)
Equity compensation plans not approved by stockholders(6)	166,514	(7)	$25.30	—

Total	3,462,786		$28.21	16,453,271

(1)	Includes 2,350,918 shares subject to RSUs outstanding as of December 31, 2011, that were issued under the 2006 Plan.
(2)	Does not include any price for outstanding RSUs.
(3)	Includes the 1998 Equity Incentive Plan, the 1998 Directors Stock Option Plan (collectively, the “1998 Plans”), the 2006 Plan, and the 2007 Employee Stock Purchase Plan (the “2007 Purchase Plan”). Effective May 27, 2006, the granting of equity awards under the 1998 Plans was discontinued and new equity awards are granted under the 2006 Plan. Remaining authorized shares under the 1998 Plans that were not subject to outstanding awards as of May 26, 2006 were cancelled on May 26, 2006. The 1998 Plans will remain in effect as to outstanding equity awards granted under each such plan prior to May 26, 2006.
(4)	Excludes purchase rights accruing under the 2007 Purchase Plan, which has a remaining stockholder-approved reserve of 2,997,889 shares as of December 31, 2011.
(5)	Consists of shares available for future issuance under the 2006 Plan and the 2007 Purchase Plan. As of December 31, 2011, an aggregate of 13,455,382 shares and 2,997,889 shares of common stock were available for issuance under the 2006 Plan and the 2007 Purchase Plan, respectively, including 223,346 shares subject to purchase under the 2007 Purchase Plan during the current purchase period. In addition to options and RSUs, shares can be granted under the 2006 Plan pursuant to stock appreciation rights, restricted stock awards, stock bonuses and performance shares.
(6)	Includes the 2001 Stock Incentive Plan (the “2001 Plan”). No options issued under the 2001 Plan are held by any directors or executive officers. The terms of this plan are set forth in Note 11, “Employee Benefits and Stock-Based Compensation,” to the financial statements included in the Annual Report. Effective May 27, 2006, the granting of equity awards under the 2001 Plan was discontinued and new equity awards are being granted under the 2006 Plan. Remaining authorized shares under the 2001 Plan that were not subject to outstanding awards as of May 26, 2006, were cancelled on May 26, 2006. The 2001 Plan remains in effect as to outstanding equity awards granted under the plan prior to May 26, 2006.
(7)	Does not include options to purchase an aggregate of 9,543 shares of common stock with a weighted-average exercise price of $6.2457 that were assumed in business combinations.

POLICIES AND PROCEDURES WITH RESPECT TO TRANSACTIONS WITH RELATED PERSONS

Verisign’s Audit Committee approved a written Policy for Entering into Transactions with Related Persons (the “Related Person Transaction Policy”) which sets forth the requirements for review, approval or ratification of transactions between Verisign and “related persons,” as such term is defined under Item 404 of Regulation S-K.

Pursuant to the terms of the Related Person Transaction Policy, the Audit Committee shall review, approve or ratify the terms of any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (i) Verisign was or is to be a participant and (ii) a related person has or will have a direct or indirect material interest (“Related Person Transaction”), except for those transactions, arrangements or relationships specifically listed in the Related Person Transaction Policy that do not require approval or ratification. In determining whether to approve or ratify a Related Person Transaction, the Audit Committee will take into account, among factors it deems appropriate, whether the Related Person Transaction terms are no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the materiality of the related person’s direct or indirect interest in the transaction.

Prior approval of the Audit Committee shall be required for the following Related Person Transactions:

•

Any Related Person Transaction to which a related person is a named party to the underlying agreement or arrangement; provided, however, certain agreements or arrangements between Verisign and a related person concerning employment and any compensation solely resulting from employment or concerning compensation as a member of the Board that have, in each case, been entered into or approved in accordance with policies of Verisign shall not be subject to prior approval of the Audit Committee;

•

Any Related Person Transaction involving an indirect material interest of a related person where the terms of the agreement or arrangement are not negotiated on an arm’s length basis or where the Related Person Transaction is not a transaction in the ordinary course of business; and

•	Any Related Person Transaction where the total transaction value exceeds $1,000,000.

On a quarterly basis, the Audit Committee shall review and, if determined by the Audit Committee to be appropriate, ratify any Related Person Transactions not requiring prior approval of the Audit Committee pursuant to the Related Person Transaction Policy.

In the event Verisign proposes to enter into a transaction with a related person who is a member of the Audit Committee or an immediate family member of a member of the Audit Committee, prior approval by a majority of the disinterested members of the Board shall be required and no such member of the Audit Committee for which he or she or an immediate family member is a related person shall participate in any discussion or approval of such transaction, except to provide all material information concerning the Related Person Transaction.

The following Related Person Transactions shall not require approval or ratification by the Audit Committee:

•	Payment of compensation to executive officers in connection with their employment with Verisign; provided that such compensation has been approved in accordance with policies of Verisign.

•	Remuneration to directors in connection with their service as a member of the Board; provided that such remuneration has been approved in accordance with policies of Verisign.

•	Reimbursement of expenses incurred in exercising duties as an officer or director of Verisign; provided that such reimbursement has been approved in accordance with policies of Verisign.

•

Any transaction with another company at which a related person’s only relationship is as a director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed $1,000,000.

•	Any transaction with a related person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

•

Any transaction involving a related person where the rates or charges involved are determined by competitive bids, or the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

•

Any transaction where the related person’s interest arises solely from the ownership of Verisign’s common stock and all holders of Verisign’s common stock received the same benefit on a pro rata basis (e.g., dividends).

There are no transactions required to be reported under Item 404(a) of Regulation S-K where the Related Person Transaction Policy did not require review, approval or ratification, or where the Related Person Transaction Policy was not followed during fiscal 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2011, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we or any of our subsidiaries are or were to be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer or beneficial holder of more than 5% of the common stock of Verisign or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected KPMG LLP as our independent registered public accounting firm to perform the audit of our financial statements for the year ending December 31, 2012, and our stockholders are being asked to ratify this selection. Representatives of KPMG LLP, expected to be present at the Meeting, will have the opportunity to make a statement at the Meeting if they desire to do so and are expected to be available to respond to appropriate questions.

The Board Recommends a Vote “FOR” the Ratification of the Selection of KPMG LLP as our

Independent Registered Public Accounting Firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees billed for professional services rendered by KPMG LLP for the audit of our annual consolidated financial statements for the years ended December 31, 2011, and December 31, 2010, and fees billed for other services provided by KPMG LLP, in each of the last two completed fiscal years.

	2011 Fees	2010 Fees
Audit Fees (including quarterly reviews):
Consolidated Integrated Audit	$1,350,000	$1,926,010
Statutory Audits	345,393	395,064

Total Audit Fees	1,695,393	2,321,074
Audit-Related Fees(1)	505,634	933,739
Tax Fees(2)	575,000	312,680
All Other Fees	—	—

Total Fees	$2,776,027	$3,567,493

(1)	Audit-Related Fees consist principally of reporting on Service Organization Controls (SOC 1, 2 and 3 reports), Webtrust audits, and audit of carve-out entities sold or held for sale.
(2)	Tax Fees include international tax compliance and technical tax advice.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Per the Audit Committee’s Charter, the Audit Committee, or a designated member of the Audit Committee, pre-approved all audit and permissible non-audit services provided by the independent registered public accounting firm. These services included audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

OTHER INFORMATION

Stockholder Proposals for the 2013 Annual Meeting of Stockholders

Proposals of stockholders intended to be presented at our 2013 Annual Meeting of Stockholders and included in our proxy statement and form of proxy relating to the meeting, pursuant to Rule 14a-8 under the Exchange Act must be received by us at our principal executive offices no later than 120 calendar days before the one year anniversary of the date of this Proxy Statement, or December 11, 2012.

In accordance with our Bylaws, we have established an advance notice procedure for stockholder proposals not included in our proxy statement to be brought before an annual meeting of stockholders. In general, nominations for the election of directors may be made:

•	pursuant to Verisign’s notice of such meeting;

•	by or at the direction of the Board; or

•	by any stockholder of the corporation who was a stockholder of record at the time of giving notice who is entitled to vote at such meeting and complies with the notice procedures set forth below.

The only business that will be conducted at an annual meeting of our stockholders is business that is brought before the meeting by or at the direction of the chairman of the meeting or by any stockholder entitled to vote who has delivered timely written notice to the Secretary of Verisign no later than sixty days and no earlier than ninety days prior to the first anniversary of this year’s annual meeting. In the event that the date of the annual meeting is more than thirty days before or more than sixty days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the ninetieth day prior to the annual meeting and not later than the close of business on the later of the sixtieth day prior to the annual meeting or the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made by us. The stockholder’s notice must contain specified information concerning the matters to be brought before the meeting and concerning the stockholder proposing those matters. If a stockholder who has notified us of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at the meeting, we need not present the proposal for a vote at the meeting. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions established by the SEC. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of Verisign and is also available at our website at https://investor.verisign.com/policies.cfm. All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to the Secretary of Verisign at 12061 Bluemont Way, Reston, Virginia 20190.

Other Business

The Board does not presently intend to bring any other business before the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the Meeting, please complete the proxy electronically as described on the Notice of Internet Availability of Proxy Materials and under “Internet and Telephone Voting” in this Proxy Statement, or alternatively, if you have requested paper copies of the proxy soliciting materials, please complete, date, sign and promptly return the proxy in the enclosed postage paid envelope or cast your vote by phone so that your shares may be represented at the Meeting.

Communicating With Verisign

We have from time-to-time received calls from stockholders inquiring about the available means of communication with Verisign. We thought that it would be helpful to describe those arrangements that are available for your use.

•	If you would like to receive information about Verisign, you may use one of these convenient methods:

1.	To have information such as our latest Annual Report on Form 10-K or Quarterly Report on Form 10-Q mailed to you, please email our Investor Relations Department at ir@verisign.com, and specify your mailing address, or call our Investor Relations Department at 1-800-922-4917.

2.	To view our website on the Internet, use our Internet address: www.verisigninc.com. Our home page gives you access to product, marketing and financial data, and an on-line version of this Proxy Statement, our Annual Report on Form 10-K and other filings with the SEC.

•	If you would like to write to us, please send your correspondence to the following address:

VeriSign, Inc.
Attention: Investor Relations
12061 Bluemont Way
Reston, Virginia 20190

or via email at ir@verisign.com.

•

If you would like to inquire about stock transfer requirements, lost certificates and change of stockholder address, please call our transfer agent, Computershare Shareowner Services LLC at 1-877-255-1918. Foreign stockholders please call 1-201-680-6578. You may also visit their website at http://www.computershare.com/us/Pages/sos.aspx?rocc=1 for step-by-step transfer instructions.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 p.m. Eastern Time the day prior to the stockholder meeting date.

INTERNET http://www.proxyvoting.com/vrsn Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

▼ FOLD AND DETACH HERE ▼

ALL MATTERS LISTED BELOW HAVE BEEN PROPOSED BY THE BOARD OF DIRECTORS OF VERISIGN, INC.	Please mark your votes as indicated in this example	☒
THIS PROXY WILL BEVOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL OF THE NOMINEES FOR DIRECTORS IN PROPOSAL 1, AND “FOR” PROPOSALS 2 AND 3.

1.	ELECTION OF DIRECTORS – Vote to elect directors of VeriSign, Inc., each to serve until the next annual meeting, or until a successor has been elected and qualified or until the director’s earlier resignation or removal.

	FOR	WITH- HELD	ABSTAIN		FOR	WITH- HELD	ABSTAIN
Nominees:
1.1 D. James Bidzos	☐	☐	☐	1.5 John D. Roach	☐	☐	☐
1.2 William L. Chenevich	☐	☐	☐	1.6 Louis A. Simpson	☐	☐	☐
1.3 Kathleen A. Cote	☐	☐	☐	1.7 Timothy Tomlinson	☐	☐	☐
1.4 Roger H. Moore	☐	☐	☐

		FOR	AGAINST	ABSTAIN

2.	To approve, on an advisory basis, VeriSign, Inc.’s executive compensation.	☐	☐	☐
3.	To ratify the selection of KPMG LLP as VeriSign, Inc.’s independent registered public accounting firm for the year ending December 31, 2012.	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders, to be held on May 24, 2012: The Notice & Proxy Statement, Annual Report, Form 10-K are available at: http://www.proxyvoting.com/vrsn.

▼ FOLD AND DETACH HERE ▼

VERISIGN, INC.

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

The stockholders hereby appoint D. James Bidzos, John D. Calys and Richard H. Goshorn, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, when properly executed, as designated on the reverse side of this ballot, all of the shares of Common Stock of VERISIGN, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. Eastern Time on May 24, 2012, at VeriSign, Inc.’s Corporate Offices, and any adjournment or postponement thereof.

In their discretion the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

This proxy, when properly executed and returned, will be voted in the manner indicated on the reverse side of this ballot by the undersigned stockholder. If this proxy is properly executed and returned but no direction is made, this proxy will be voted FOR all of the nominees for directors in proposal 1, and FOR proposals 2 and 3. Whether or not direction is made, this proxy, when properly executed, will be voted in the discretion of the proxies upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws. The execution of this proxy is not intended to, and does not, revoke any prior proxies or powers of attorney other than the revocation, in accordance with the laws of the State of Delaware and applicable federal securities laws, of any proxy previously granted specifically in connection with the voting of the shares subject hereto.

Address Change/Comments (Mark the corresponding box on the reverse side)	SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)